As filed with the Securities and Exchange Commission on April 13, 2007
                                                     Registration No. 333-124791
--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                         POST-EFFECTIVE AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                                       ON
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------

                               GRAPHON CORPORATION
                 (Name of Small Business Issuer in its Charter)
                                  -------------

       Delaware                       6770                     13-3899021
      (State of          (Primary Standard Industrial      (I.R.S. Employer
    Incorporation)        Classification Code Number     Identification Number)

                          5400 Soquel Avenue, Suite A2
                          Santa Cruz, California 95062
                                 (800) 472-7466
         (Address and Telephone Number of Principal Executive Offices)

                          5400 Soquel Avenue, Suite A2
                          Santa Cruz, California 95062
                    (Address of Principal Place of Business)
                                 -------------

           William Swain                                 Copy to:
   Secretary and Chief Financial                      Ira I. Roxland
              Officer                         Sonnenschein Nath & Rosenthal LLP
        GraphOn Corporation                     1221 Avenue of the Americas
   5400 Soquel Avenue, Suite A2                  New York, New York 10020
   Santa Cruz, California 95062                 Telephone: (212) 768-6700
          (800) 472-7466                            Fax: (212) 768-6800
 (Name, Address and Telephone
  Number of Agent for Service)
                                 -------------

      Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

      Pursuant to Rule 429 promulgated under the Securities Act of 1933, the prospectus forming a part of this Post-Effective Amendment No. 5 to Form S-1 on Form SB-2 also relates to the Registrant's Registration Statement to Form S-3 on Form S-1 (Registration No. 333-112758), effective on May 14, 2004.

Prospectus

                               GRAPHON CORPORATION

                        43,432,598 Shares of Common Stock

                             -----------------------


      This prospectus relates to the offer and sale from time to time of up to 43,432,598 shares of our common stock by the persons described in this prospectus, whom we call the "selling stockholders." Of such 43,432,598 shares, 29,333,398 shares are being offered for resale by current stockholders and 14,099,200 shares are being offered for resale upon exercise of warrants and options held by certain of the selling stockholders. We are registering these shares as required by the terms of registration rights agreements between the selling stockholders and us. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. We will receive no proceeds from the sale of any of these shares if the selling stockholders sell them.

      Our common stock is currently traded on the OTC Bulletin Board under the symbol "GOJO." The closing price of our common stock on April 3, 2007 was $0.18 per share.

      This investment involves risks. You should refer to the discussion of risk factors, beginning on page 4 of this prospectus.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -----------------------



                                 ________, 2007

                                Table of Contents

                                                                            Page

Forward Looking Statements.....................................................i
Prospectus Summary.............................................................1
Risk Factors...................................................................4
Price Range Of Common Stock....................................................8
Selected Financial Data.......................................................10
Management's Discussion And Analysis Of Financial Condition
And Results Of Operations.....................................................11
Business......................................................................24
Management....................................................................33
Certain Transactions..........................................................37
Principal Stockholders........................................................39
Selling Stockholders..........................................................41
Plan Of Distribution..........................................................45
Description Of Our Securities.................................................46
Legal Matters.................................................................47
Experts.......................................................................47
Where You Can Find More Information...........................................47
Index To Financial Statements.................................................48





                           Forward Looking Statements

   Because we want to provide you with meaningful and useful information, this prospectus contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "plan," "intend" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under "Risk Factors," which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               Prospectus Summary

      The following summary does not contain all the information that may be important to you in making a decision to acquire our common stock. For a more complete understanding of our company and our common stock, you should read the entire prospectus, including the risks described under "Risk Factors" found elsewhere in this prospectus.

                                    Overview

      We are developers of business connectivity software, including Unix, Linux and Windows server-based software, with an immediate focus on web-enabling applications for use and/or resale by independent software vendors (ISVs), corporate enterprises, governmental and educational institutions, and others.

       Server-based computing, sometimes referred to as thin-client computing, is a computing model where traditional desktop software applications are relocated to run entirely on a server, or host computer. This centralized deployment and management of applications reduces the complexity and total costs associated with enterprise computing. Our software architecture provides application developers with the ability to relocate applications traditionally run on the desktop to a server, or host computer, where they can be run over a variety of connections from remote locations to a variety of display devices. With our server-based software, applications can be web enabled, without any modification to the original application software required, allowing the applications to be run from browsers or portals. Our server-based technology can web-enable a variety of Unix, Linux or Windows applications.

      We are a Delaware corporation, founded in May of 1996. Our headquarters are located at 5400 Soquel Avenue, Suite A2, Santa Cruz, California, 95062 and our phone number is 1-800-GRAPHON (1-800-472-7466). Our Internet website is http://www.graphon.com. The information on our website is not part of this prospectus. We also have offices in Concord, New Hampshire, Rolling Hills Estates, California, Berkshire, England, United Kingdom and Tel Aviv, Israel.

                                    The Offering

Common stock offered for sale
by the selling stockholders....................   43,432,598 shares (1)
Common stock to be outstanding
after this offering............................   60,946,601 shares (1)(2)
---------------

(1) Includes 12,849,200 and 1,250,000 shares issuable upon the exercise of outstanding warrants and options, respectively, held by the selling stockholders.

(2) Based upon our issued and outstanding shares of common stock as of March 5, 2007. This number excludes 7,446,613 shares of our common stock, which are either issuable upon exercise of our outstanding options or are represented by restricted stock awards which have not yet vested. An additional 482,818 shares are reserved for future grants under our equity compensation plans and 116,101 shares are reserved for purchase pursuant to our employee stock purchase plan.

                    Summary Consolidated Financial Statements

      The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. We derived the consolidated statement of operations data for the years ended December 31, 2006 and 2005 and the consolidated balance sheet data as of December 31, 2006 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the statements of operations data for the years ended December 31, 2004, 2003 and 2002 and the balance sheet data as of December 31, 2005, 2004, 2003 and 2002 from our audited consolidated financial statements not included in this prospectus.

                                                              Year Ended December 31,
                                          -------------------------------------------------------------
                                             2006        2005         2004        2003         2002
                                          ----------- ------------ ----------- ------------ -----------
         Statement of Operations Data:           (Amounts in thousands, except per share data)
         Revenue                           $    5,171  $     5,180  $    3,530  $     4,170  $    3,535
         Cost of revenue                          534          504         904        1,371       1,680
                                          ----------- ------------ ----------- ------------ -----------
         Gross profit                           4,637        4,676       2,626        2,799       1,855
                                          ----------- ------------ ----------- ------------ -----------
         Operating expenses
           Selling and marketing                1,650        1,523       1,384        1,680       2,235
           General and administrative           3,976        3,042       1,183        1,419       2,801
           Research and development             2,094        1,278       1,501        1,515       2,831
           Asset impairment loss                    -            -           -            -         914
           Restructuring charge                     -            -           -           80       1,943
                                          ----------- ------------ ----------- ------------ -----------
         Total operating expenses               7,720        5,843       4,068        4,694      10,724
                                          ----------- ------------ ----------- ------------ -----------
         Loss from operations                  (3,083)      (1,167)     (1,442)      (1,895)     (8,869)
         Other income (expense), net               52           38          15            8          77
                                          ----------- ------------ ----------- ------------ -----------
         Loss before provision for
         income taxes                          (3,031)      (1,129)     (1,427)      (1,887)     (8,792)
         Provision for income taxes                 4           18           -            -           -
                                          ----------- ------------ ----------- ------------ -----------
         Net loss                              (3,035)      (1,147)     (1,427)      (1,887)     (8,792)
         Deemed dividends on preferred
         stock                                      -       (4,000)          -            -           -
         Other comprehensive income
         (loss), net of tax effects                 -            -           1            1          (4)
                                          ----------- ------------ ----------- ------------ -----------
         Loss attributable to common
         shareholders                      $   (3,035) $    (5,147) $   (1,426) $    (1,886) $   (8,796)
                                          =========== ============ =========== ============ ===========
         Basic and diluted loss per
         common share                      $    (0.07) $     (0.12) $    (0.07) $     (0.11) $    (0.50)
                                          =========== ============ =========== ============ ===========
         Weighted average common shares
         outstanding                           46,202       41,834      21,308       16,607      17,465
                                          =========== ============ =========== ============ ===========

         Balance Sheet Data:                                   As of December 31,
                                          -------------------------------------------------------------
                                             2006        2005         2004        2003         2002
                                          ----------- ------------ ----------- ------------ -----------
         Working capital (deficit)         $    1,736  $    2,494   $     (213) $       284  $      668
         Total assets                           7,453       9,037        2,224        2,562       4,550
         Total liabilities                      3,601       2,619        1,858        1,715       1,820
         Shareholders' equity                   3,852       6,418          366          847       2,730


                                  Risk Factors

      You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus, before you decide whether to purchase shares of our common stock. The risks and uncertainties described in this prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us, or risks that we do not consider significant, may also impair our business. This document also contains forward-looking statements that involve risks and uncertainties, and actual results may differ materially from the results we discuss in the forward-looking statements. If any of the following risks actually occur, they could have a severe negative impact on our financial results and stock price.

   We have a history of operating losses and expect these losses to continue, at least for the near future.

We have experienced significant losses since we began operations. We expect to continue to incur losses at least for the near future. We incurred operating losses of approximately $3,083,600 and $1,166,200 for the years ended December 31, 2006 and 2005, respectively. Our expenses have increased as we have begun our efforts to enforce our rights under the patents we acquired in the Network Engineering Software acquisition; however, we cannot give assurance that revenues will increase sufficiently to exceed costs. We do not expect to be profitable in 2007. In future reporting periods, if revenues grow more slowly than anticipated, or if operating expenses exceed expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain profitability.

   If we are unable to generate a positive cash flow from operations, or are unsuccessful in securing external means of financing, we may not be able to continue our operations.

We have not been able to consistently generate positive cash flow from our operations. For the year ended December 31, 2006, we consumed approximately $458,300 net cash in our operations, as compared with generating approximately $747,200 from our operations for the year ended December 31, 2005. We have been financing our operations primarily from selling common and preferred stock. We believe that we have sufficient cash to meet our operating needs throughout 2007 with the cash we raised in the 2005 private placement and the cash we had on hand as of December 31, 2006. However, if we were unable to generate positive cash flow from our operations in future periods or were unable to raise external sources of financing, we might need to discontinue our operations entirely.

   We may not realize the anticipated benefits of acquiring Network Engineering Software.

We acquired Network Engineering Software in January 2005 with the anticipation that we would realize various benefits, including, among other things, licensing revenues through expansion of our product offerings or enhancement of our current product line, ownership of 11 issued patents and another 43 patent applications in process. We may not fully realize some or all of these benefits and the acquisition may result in the diversion of management time and cash resources to the detriment of our core software business. Costs incurred and liabilities assumed in connection with this acquisition could also have an adversely impact our future operating results.

   Our revenue is typically generated from a very limited number of significant customers.

A material portion of our revenue during any reporting period is typically generated from a very limited number of significant customers. Consequently, if any of these significant customers reduce their order level or fail to order during a reporting period, our revenue could be materially adversely impacted.

Several of our significant customers are ISVs who have bundled our products with theirs to sell as web-enabled versions of their products. Other significant customers include distributors who sell our products directly. We do not control our significant customers. Some of our significant customers maintain inventories of our products for resale to smaller end-users. If they reduce their inventory of our products, our revenue and business could be materially adversely impacted.

   If we are unable to develop new products and enhancements to our existing products, our business, results of operations and financial condition could be materially adversely impacted.

The market for our products and services are characterized by:

   o  frequent new product and service introductions and enhancements;
   o  rapid technological change;
   o  evolving industry standards;
   o  fluctuations in customer demand; and
   o  changes in customer requirements.

Our future success depends on our ability to continually enhance our current products and develop and introduce new products that our customers choose to buy. If we are unable to satisfy our customers' demands and remain competitive with other products that could satisfy their needs by introducing new products and enhancements, our business, results of operations and financial condition could be materially adversely impacted. Our future success could be hindered by:

   o delays in our introduction of new products and/or enhancements of existing products;
   o delays in market acceptance of new products and/or enhancements of existing products;
   o our, or a competitor's, announcement of new products and/or product enhancements or technologies that could replace or shorten the life cycle of our existing products.

For example, sales of our GO-Global for Windows software could be affected by the announcement from Microsoft of the release and the actual release of a new Windows-based operating system or an upgrade to a previously released Windows-based operating system version as these new or upgraded systems may contain similar features to our products or they could contain architectural changes that temporarily prevent our products from functioning properly within a Windows-based operating system environment.

   Our business could be adversely impacted by conditions affecting the information technology market.

      The demand for our products depends substantially upon the general demand for business-related software, which fluctuates on numerous factors, including capital spending levels, the spending levels and growth of our current and prospective customers and general economic conditions. Fluctuations in the demand for our products could have a material adverse effect on our business, results of operations and financial condition.

   Our business could be adversely impacted by changes pending in the United States Patent and Trademark Office ("PTO") or by cases being reviewed by the United States Supreme Court ("Supreme Court").

      Currently, proposed rule changes are pending in the PTO that will affect how currently pending and new patent applications are processed by the PTO. These rule changes may have an adverse affect on our presently pending patent applications and any patent applications we may file in the future.

      Several cases have been selected for review this term by the Supreme Court that involve patent law. In particular, KSR v. Teleflex examines the standard for finding a patent obvious and therefore invalid. One possible outcome is that the standard for invalidating a patent as being obvious may change. Such a result could adversely affect both the validity of our issued patents, and the patentability of our patent applications currently pending in the PTO.

   Sales of products within our GO-Global product line constitute a substantial majority of our revenue.

      We anticipate that sales of products within our GO-Global product line, and related enhancements, will continue to constitute a substantial majority of our revenue for the foreseeable future. Our ability to continue to generate revenue from our GO-Global product line will depend on continued market acceptance of GO-Global. Declines in demand for our GO-Global product line could occur as a result of:

   o  lack of success with our strategic partners;
   o new competitive product releases and updates to existing competitive products;
   o  decreasing or stagnant information technology spending levels;
   o  price competition;
   o  technological changes, or;
   o  general economic conditions in the market in which we operate.

If our customers do not continue to purchase GO-Global products as a result of these or other factors, our revenue would decrease and our results of operations and financial condition would be adversely affected.

   If we determine that any of our intangible assets, including the patents acquired from Network Engineering Software, are impaired, we would be required to write down the value of the asset(s) and record a charge to our income statement, which could have a material adverse effect on our results of operations.

We have a significant amount of intangible assets reported on our balance sheet as of December 31, 2006. We have net balances of approximately $3,630,300 and $5,800 reported as Patents and Capitalized software, respectively. We review for asset impairment annually, or sooner if events or changes in circumstances indicate that the carrying amounts could be impaired. Due to uncertain market conditions, potential changes in our strategy and product portfolio, and other factors, it is possible that the forecasts we use to support our intangible assets could change in the future, which could result in non-cash charges that would adversely affect our results of operations and financial condition.

   Our stock price has been historically volatile and you could lose the value of your investment.

Our stock price has historically been volatile; it has fluctuated significantly to date. The trading price of our stock is likely to continue to be highly volatile and subject to wide fluctuations. Your investment in our stock could lose value.

   Our operating results in one or more future periods are likely to fluctuate significantly and may fail to meet or exceed the expectations of securities analysts or investors.

Our operating results are likely to fluctuate significantly in the future on a quarterly and on an annual basis due to a number of factors, many of which are outside our control. Factors that could cause our revenues to fluctuate include the following:

   o  Our ability to maximize the revenue opportunities of our patents;
   o The degree of success of products or product enhancements that we may introduce;
   o  Variations in the size of orders by our customers;
   o  Increased competition;
   o The proportion of overall revenues derived from different sales channels such as distributors, original equipment manufacturers (OEMs) and others;
   o  Changes in our pricing policies or those of our competitors;
   o  The financial stability of major customers;
   o  New product introductions or enhancements by us or by competitors;
   o Delays in the introduction of products or product enhancements by us or by competitors;
   o  The degree of success of new products;
   o  Any changes in operating expenses; and
   o General economic conditions and economic conditions specific to the software industry.

In addition, our royalty and license revenues are impacted by fluctuations in OEM licensing activity from quarter to quarter, which may involve one-time orders from non-recurring customers, or customers who order infrequently. Our expense levels are based, in part, on expected future orders and sales; therefore, if orders and sales levels are below expectations, our operating results are likely to be materially adversely affected. Additionally, because significant portions of our expenses are fixed, a reduction in sales levels may disproportionately affect our net income. Also, we may reduce prices or increase spending in response to competition or to pursue new market opportunities. Because of these factors, our operating results in one or more future periods may fail to meet or exceed the expectations of securities analysts or investors. In that event, the trading price of our common stock would likely be adversely affected.

   We may not be successful in attracting and retaining key management or other personnel.

Our success and business strategy is also dependent in large part on our ability to attract and retain key management and other personnel. The loss of the services of one or more members of our management group and other key personnel, including our Chief Executive Officer, may have a material adverse effect on our business.

   Our failure to adequately protect our proprietary rights may adversely affect us.

Our commercial success is dependent, in large part, upon our ability to protect our proprietary rights. We rely on a combination of patent, copyright and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. We cannot assure you that measures we have taken will be adequate to protect us from misappropriation or infringement of our intellectual property. Despite our efforts to protect proprietary rights, it may be possible for unauthorized third parties to copy aspects of our products or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our intellectual property rights as fully as do the laws of the United States. Furthermore, we cannot assure you that the existence of any proprietary rights will prevent the development of competitive products. The infringement upon, or loss of any proprietary rights, or the development of competitive products despite such proprietary rights, could have a material adverse effect on our business.

As regards our intention to maximize the revenue opportunities the portfolio of patents that we acquired from Network Engineering Software:

   o Although we believe the Network Engineering Software patents to be strong, there can be no assurance that they will not be found invalid either in whole or in part if challenged.
   o Invalidation of their broadest claims could result in very narrow claims that do not have the potential to produce meaningful license revenues.
   o Many of the companies that we intend to seek licenses from are very large with significant financial resources. We currently lack the ability to defend our patents against claims of invalidity if such litigation is heavily contested over an extended period of months or even years.
   o We have engaged attorneys that work on our behalf on a contingent fee basis and intend to pursue litigation until a resolution is achieved that is favorable to us. Such attorneys may seek to limit their exposure either by advocating licensing settlements that are not favorable to us or may abandon their efforts on our behalf.
   o Because Network Engineering Software obtained no foreign patents or filed any foreign patent applications, infringing companies may seek to avoid our demand for licenses by moving the infringing activities offshore where U.S. patents cannot be enforced.

   We face risks of claims from third parties for intellectual property infringement that could adversely affect our business.

At any time, we may receive communications from third parties asserting that features or content of our products may infringe upon their intellectual property rights. Any such claims, with or without merit, and regardless of their outcome, may be time consuming and costly to defend. We may not have sufficient resources to defend such claims and they could divert management's attention and resources, cause product shipment delays or require us to enter into new royalty or licensing agreements. New royalty or licensing agreements may not be available on beneficial terms, and may not be available at all. If a successful infringement claim is brought against us and we fail to license the infringed or similar technology, our business could be materially adversely affected.

   Our business significantly benefits from strategic relationships and there can be no assurance that such relationships will continue in the future.

Our business and strategy relies to a significant extent on our strategic relationships with other companies. There is no assurance that we will be able to maintain or develop any of these relationships or to replace them in the event any of these relationships are terminated. In addition, any failure to renew or extend any licenses between any third party and us may adversely affect our business.

   We rely on indirect distribution channels for our products and may not be able to retain existing reseller relationships or to develop new reseller relationships.

Our products are primarily sold through several distribution channels. An integral part of our strategy is to strengthen our relationships with resellers such as OEMs, systems integrators, VARs, distributors and other vendors to encourage these parties to recommend or distribute our products and to add resellers both domestically and internationally. We currently invest, and intend to continue to invest, significant resources to expand our sales and marketing capabilities. We cannot assure you that we will be able to attract and/or retain resellers to market our products effectively. Our inability to attract resellers and the loss of any current reseller relationships could have a material adverse effect on our business, results of operations and financial condition. Additionally, we cannot assure you that resellers will devote enough resources to provide effective sales and marketing support to our products.

   The market in which we participate is highly competitive and has more established competitors.

The market we participate in is intensely competitive, rapidly evolving and subject to technological changes. We expect competition to increase as other companies introduce additional competitive products. In order to compete effectively, we must continually develop and market new and enhanced products and market those products at competitive prices. As markets for our products continue to develop, additional companies, including companies in the computer hardware, software and networking industries with significant market presence, may enter the markets in which we compete and further intensify competition. A number of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, sales, technical, marketing and other resources than we do. We cannot assure you that our competitors will not develop and market competitive products that will offer superior price or performance features, or that new competitors will not enter our markets and offer such products. We believe that we will need to invest increased financial resources in research and development to remain competitive in the future. Such financial resources may not be available to us at the time or times that we need them, or upon terms acceptable to us. We cannot assure you that we will be able to establish and maintain a significant market position in the face of our competition and our failure to do so would adversely affect our business.

                           Price Range Of Common Stock

The following table sets forth, for the periods indicated, the high and low reported sales price of our common stock. Since March 27, 2003 our common stock has been quoted on the Over-the-Counter Bulletin Board. Our common stock is quoted under the symbol "GOJO."

                    Fiscal 2006 *     Fiscal 2005 *
                   --------------    --------------
        Quarter     High     Low      High     Low
        -------    -----    -----    -----    -----
        1st        $0.30    $0.18    $0.65    $0.39
        2nd        $0.25    $0.17    $0.45    $0.26
        3rd        $0.23    $0.16    $0.48    $0.29
        4th        $0.22    $0.15    $0.38    $0.18

     * The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

On March 5, 2007, there were approximately 171 holders of record of our common stock and the last reported sales price was $0.18 per share. We estimate that there are in excess of 4,000 beneficial owners of our common stock.

We have never declared or paid dividends on our common stock, nor do we anticipate paying any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the operations and expansion of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon the earnings, financial condition, operating results, capital requirements and other factors as deemed necessary by the Board of Directors.

                             Selected Financial Data

      The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. We derived the consolidated statement of operations data for the years ended December 31, 2006 and 2005 and the consolidated balance sheet data as of December 31, 2006 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the statements of operations data for the years ended December 31, 2004, 2003 and 2002 and the balance sheet data as of December 31, 2005, 2004, 2003 and 2002 from our audited consolidated financial statements not included in this prospectus.

                                                              Year Ended December 31,
                                          -------------------------------------------------------------
                                             2006        2005         2004        2003         2002
                                          ----------- ------------ ----------- ------------ -----------
         Statement of Operations Data:           (Amounts in thousands, except per share data)
         Revenue                           $    5,171  $     5,180  $    3,530  $     4,170  $    3,535
         Cost of revenue                          534          504         904        1,371       1,680
                                          ----------- ------------ ----------- ------------ -----------
         Gross profit                           4,637        4,676       2,626        2,799       1,855
                                          ----------- ------------ ----------- ------------ -----------
         Operating expenses
           Selling and marketing                1,650        1,523       1,384        1,680       2,235
           General and administrative           3,976        3,042       1,183        1,419       2,801
           Research and development             2,094        1,278       1,501        1,515       2,831
           Asset impairment loss                    -            -           -            -         914
           Restructuring charge                     -            -           -           80       1,943
                                          ----------- ------------ ----------- ------------ -----------
         Total operating expenses               7,720        5,843       4,068        4,694      10,724
                                          ----------- ------------ ----------- ------------ -----------
         Loss from operations                  (3,083)      (1,167)     (1,442)      (1,895)     (8,869)
         Other income (expense), net               52           38          15            8          77
                                          ----------- ------------ ----------- ------------ -----------
         Loss before provision for
         income taxes                          (3,031)      (1,129)     (1,427)      (1,887)     (8,792)
         Provision for income taxes                 4           18           -            -           -
                                          ----------- ------------ ----------- ------------ -----------
         Net loss                              (3,035)      (1,147)     (1,427)      (1,887)     (8,792)
         Deemed dividends on preferred
         stock                                      -       (4,000)          -            -           -
         Other comprehensive income
         (loss), net of tax effects                 -            -           1            1          (4)
                                          ----------- ------------ ----------- ------------ -----------
         Loss attributable to common
         shareholders                      $   (3,035) $    (5,147) $   (1,426) $    (1,886) $   (8,796)
                                          =========== ============ =========== ============ ===========
         Basic and diluted loss per
         common share                      $    (0.07) $     (0.12) $    (0.07) $     (0.11) $    (0.50)
                                          =========== ============ =========== ============ ===========
         Weighted average common shares
         outstanding                           46,202       41,834      21,308       16,607      17,465
                                          =========== ============ =========== ============ ===========

         Balance Sheet Data:                                   As of December 31,
                                          -------------------------------------------------------------
                                             2006        2005         2004        2003         2002
                                          ----------- ------------ ----------- ------------ -----------
         Working capital (deficit)         $    1,736  $    2,494   $     (213) $       284  $      668
         Total assets                           7,453       9,037        2,224        2,562       4,550
         Total liabilities                      3,601       2,619        1,858        1,715       1,820
         Shareholders' equity                   3,852       6,418          366          847       2,730


   Management's Discussion and Analysis of Financial Condition and Results of
                                   Operations

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes provided elsewhere in this prospectus.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions and estimates that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, the impairment of intangible assets, contingencies and other special charges and taxes. Actual results could differ materially from these estimates. The following critical accounting policies are impacted significantly by judgments, assumptions and estimates used in the preparation of the Consolidated Financial Statements.

Revenue Recognition

We market and license products through various means, such as; channel distributors, independent software vendors ("ISVs"), value-added resellers ("VARs") (collectively "resellers") and direct sales to enterprise end users. Our product licenses are generally perpetual. We also separately sell maintenance contracts, which are comprised of license updates and customer service access, private-label branding kits, software developer kits ("SDKs") and product training services.

Generally, software license revenues are recognized when:

   o Persuasive evidence of an arrangement exists, (i.e., when we sign a non-cancelable license agreement wherein the customer acknowledges an unconditional obligation to pay, or upon receipt of the customer's purchase order) and
   o Delivery has occurred or services have been rendered and there are no uncertainties surrounding product acceptance, (i.e., when title and risk of loss have been transferred to the customer, which generally occurs when the media containing the licensed programs is provided to a common carrier or, in the case of electronic delivery, when the customer is given access to the licensed programs) and
   o The price to the customer is fixed or determinable, as typically evidenced in a signed non-cancelable contract, or a customer's purchase order, and
   o Collectibility is probable. If collectibility is not considered probable, revenue is recognized when the fee is collected.

Revenue recognized on software arrangements involving multiple elements is allocated to each element of the arrangement based on vendor-specific objective evidence ("VSOE") of the fair values of the elements; such elements include licenses for software products, maintenance, or customer training. We limit our assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately.

If sufficient VSOE of fair value does not exist, so as to permit the allocation of revenue to the various elements of the arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. If evidence of VSOE of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

Certain resellers inventory licenses they intend to resell, bundled together with maintenance that provides the reseller with license updates and customer service. Upon receipt of the order, if all other revenue recognition criteria outlined above have been met, product licensing revenue is recognized when the reseller is given access to the licensed program(s). The resellers are generally required to provide periodic (monthly or quarterly) sell-through reports that detail, for the respective period, various items, such as the number of licenses purchased, the number sold to other parties and the ending balance of licenses held as inventory available for future sale. The recognition of maintenance revenue for these resellers is based on estimated reseller inventory turnover levels, which are reconciled to actual upon receipt of the sell-through report.

We estimate reseller inventory turnover levels on a first-in, first-out basis utilizing our shipping and license activation records, purchase orders and other available customer information.

There are no rights of return granted to resellers or other purchasers of our software programs.

We recognize revenue from maintenance contracts ratably over the related contract period, which generally ranges from one to five years.

Patents

The patents we acquired in the Network Engineering Software acquisition are being amortized over their estimated remaining economic lives, currently estimated to be approximately four years, as of December 31, 2006. Costs associated with filing, documenting or writing method patents are expensed as incurred.

Stock-Based Compensation

Prior to January 1, 2006, we accounted for our stock-based compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and related interpretations, as permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS No. 123"). We did not recognize compensation cost related to stock options granted to our employees and non-employee directors that had an exercise price equal to or above the market value of the underlying common stock on the date of grant in our condensed consolidated statement of income prior to January 1, 2006.

Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," ("FAS No. 123R") and related interpretations using the modified prospective transition method. Under that method, compensation cost recognized in the year ended December 31, 2006 includes (a) compensation cost for all stock-based awards granted prior to, but not yet vested as of January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of FAS No. 123 and (b) compensation cost for all stock-based awards granted on or subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS No. 123R.

Results for prior periods have not been restated.

As a result of adopting FAS No. 123R on January 1, 2006, our loss from operations, loss before provision for income taxes and net loss for the year ended December 31, 2006 are $470 thousand higher, respectively, than if we had continued to account for stock-based compensation under APB No. 25.

The valuation of employee stock options is an inherently subjective process, since market values are generally not available for long-term, non-transferable employee stock options. Accordingly, an option pricing model is utilized to derive an estimated fair value. In calculating the estimated fair value of our stock options, we used a binomial pricing model which requires the consideration of the following variables for purposes of estimating fair value:

   o  the expected volatility of our common stock,
   o  the annualized forfeiture/termination rate,
   o  the prior forfeiture/termination rate,
   o  the expected term of the option,
   o  the exercise factor for optionees,
   o  the risk free interest rate for the expected option term, and
   o expected dividends on our common stock (we do not anticipate paying dividends for the foreseeable future).

Of the variables above, the selection of an expected term, an annualized forfeiture rate and expected stock price volatility are the most subjective. For options granted during 2006, we used the following assumptions: our estimate of the expected option term was 7.5 years and was derived based on our analysis of historical data and future projections. We derived an annualized forfeiture rate ranging from 5.0% to 5.5% and a prior forfeiture rate ranging from 0% to 10% by analyzing our historical forfeiture data, including consideration of the impact of certain non-recurring events, such as reductions in work force. In estimating our stock price volatility for grants awarded during the year ended December 31, 2006, we analyzed our historic volatility since we became a public entity (July 13, 1999) through December 31, 2006, by reference to actual stock prices during this period and derived an estimated volatility ranging from 153% to 159%. We believe that each of these estimates is reasonable in light of the data we analyzed. However, as with any estimate, the ultimate accuracy of these estimates is only verifiable over time.

We also recognized compensation costs for shares purchased under our Employee Stock Purchase Plan ("ESPP") during the year ended December 31, 2006. We applied the same variables to the calculation of the costs associated with the ESPP shares purchased as the stock option grants noted above, except that the expected term was 0.5 years. The time span from the date of grant of ESPP shares to the date of purchase is six months.

Results of Operations

Set forth below is statement of operations data for the years ended December 31, 2006 and 2005 along with the dollar and percentage changes from 2005 to 2006 in the respective line items.

                                                   Year Ended December 31,             Change in
                                                 ---------------------------   --------------------------
                                                     2006           2005         Dollars       Percentage
                                                 ------------   ------------   ------------    ----------
   Revenue                                       $  5,170,600   $  5,180,200   $     (9,600)       (0.2)%
   Cost of revenue                                    534,000        503,700         30,300         6.0
                                                 ------------   ------------   ------------
   Gross profit                                     4,636,600      4,676,500        (39,900)       (0.9)
                                                 ------------   ------------   ------------
   Operating expenses:
   Selling and marketing                            1,650,600      1,523,000        127,600         8.4
   General and administrative                       3,975,900      3,042,100        933,800        30.7
   Research and development                         2,093,700      1,277,600        816,100        63.9
                                                 ------------   ------------   ------------
   Total operating expenses                         7,720,200      5,842,700      1,877,500        32.1
                                                 ------------   ------------   ------------
   Loss from operations                            (3,083,600)    (1,166,200)    (1,917,400)      164.4
                                                 ------------   ------------   ------------
   Other income (expense):
   Interest and other income                           57,000         41,700         15,300        36.7
   Interest and other expense                          (4,200)        (4,500)           300        (6.7)
                                                 ------------   ------------   ------------
   Total other income                                  52,800         37,200         15,600        41.9
                                                 ------------   ------------   ------------
   Loss before provision for income tax            (3,030,800)    (1,129,000)    (1,901,800)      168.4
   Provision for income tax                             4,300         18,200        (13,900)       76.4
                                                 ------------   ------------   ------------
   Net loss                                        (3,035,100)    (1,147,200)    (1,887,900)      164.6
   Deemed dividends on preferred stock                      -     (4,000,000)     4,000,000      (100.0)
                                                 ------------   ------------   ------------
   Net loss attributable to common shareholders  $ (3,035,100)  $ (5,147,200)  $  2,112,100        41.0%
                                                 ============   ============   ============

Set forth below is statement of operations data for the years ended December 31, 2005 and 2004 along with the dollar and percentage changes from 2004 to 2005 in the respective line items.

                                                    Year Ended December 31,            Change in
                                                 ---------------------------   -------------------------
                                                     2005           2004         Dollars      Percentage
                                                 ------------   ------------   ------------   ----------
   Revenue                                       $  5,180,200   $  3,529,800   $  1,650,400        46.8%
   Cost of revenue                                    503,700        903,800       (400,100)      (44.3)
                                                 ------------   ------------   ------------
   Gross profit                                     4,676,500      2,626,000      2,050,500        78.1
                                                 ------------   ------------   ------------
   Operating expenses:
   Selling and marketing                            1,523,000      1,383,700        139,300        10.1
   General and administrative                       3,042,100      1,183,600      1,858,500       157.0
   Research and development                         1,277,600      1,500,900       (223,300)      (14.9)
                                                 ------------   ------------   ------------
   Total operating expenses                         5,842,700      4,068,200      1,774,500        43.6
                                                 ------------   ------------   ------------


                                     - 13 -

   Loss from operations                            (1,166,200)    (1,442,200)       276,000        19.1
                                                 ------------   ------------   ------------
   Other income (expense):
   Interest and other income                           41,700         14,700         27,000       183.7
   Interest and other expense                          (4,500)             -         (4,500)        na
                                                 ------------   ------------   ------------
   Total other income                                  37,200         14,700         22,500       153.1
                                                 ------------   ------------   ------------
   Loss before provision for income tax            (1,129,000)    (1,427,500)       298,500        20.9
   Provision for income tax                            18,200              -         18,200         na
                                                 ------------   ------------   ------------
   Net loss                                        (1,147,200)    (1,427,500)       280,300        19.6
   Other comprehensive income                               -          1,000         (1,000)     (100.0)
                                                 ------------   ------------   ------------
   Comprehensive loss                              (1,147,200)    (1,426,500)       279,300        19.6
   Deemed dividends on preferred stock             (4,000,000)             -     (4,000,000)        na
                                                 ------------   ------------   ------------
   Net loss attributable to common shareholders  $ (5,147,200)  $ (1,426,500)  $ (3,720,700)     (260.8)%
                                                 ============   ============   ============

Revenue.

Our revenue is primarily derived from product licensing fees and service fees from maintenance contracts. Other sources of revenue include private labeling fees and sales of software development kits. Private labeling fees are derived when we contractually agree to allow a customer to brand our product with their name. We recognize these fees upon delivery of a private labeling software development kit to the customer. Software development kits are tools that allow end users to develop, interface and brand their own applications for use in conjunction with either our Windows or Unix/Linux products. Currently, we do not generate a significant amount of revenue from private labeling transactions, nor do we anticipate generating a significant amount of revenue from them or from the sale of software development kits during 2007.

The table that follows summarizes product licensing fees for the years ended December 31, 2006 and 2005 and calculates the change in dollars and percentage from 2005 to 2006 in the respective line item.

                             Year Ended December 31,      Increase/(Decrease)
                            -------------------------   ------------------------
   Product licensing fees       2006         2005         Dollars     Percentage
   ----------------------   -----------   -----------   -----------   ----------
   Windows                  $ 1,903,600   $ 2,271,000   $  (367,400)     (16.2)%
   Unix/Linux                 1,609,500     1,501,400       108,100        7.2
                            -----------   -----------   -----------
   Total                    $ 3,513,100   $ 3,772,400   $  (259,300)      (6.9)
                            ===========   ===========   ===========

The table that follows summarizes product licensing fees for the years ended December 31, 2005 and 2004 and calculates the change in dollars and percentage from 2004 to 2005 in the respective line item.

                             Year Ended December 31,      Increase/(Decrease)
                            -------------------------   ------------------------
   Product licensing fees       2005         2004         Dollars     Percentage
   ----------------------   -----------   -----------   -----------   ----------
   Windows                  $ 2,271,000   $ 1,361,600   $   909,400       66.8%
   Unix/Linux                 1,501,400     1,033,600       467,800       45.3
                            -----------   -----------   -----------
   Total                    $ 3,772,400   $ 2,395,200   $ 1,377,200       57.5
                            ===========   ===========   ===========

The changes in both Windows and Unix-based product licensing fees revenue for the years ended December 31, 2006 and 2005 as compared with the respective prior years were reflective of how such revenue varies because a significant portion of this revenue has historically been earned, and continues to be earned from a limited number of significant customers, most of whom are resellers. Consequently, if any of these significant customers change their order level, or fail to order, our product licensing fees revenue can be materially adversely impacted. We expect this situation to continue during 2007.

The decrease in Windows product license revenue for the year ended December 31, 2006, as compared with the prior year, was primarily due to our determination, under our accounting policies, to defer revenue recognition on approximately $637,500 of Windows product purchases made during 2006 by a significant customer. We determined that sufficient vendor specific objective evidence ("VSOE") did not exist for the allocation of revenue to the various elements of these purchases. When such evidence exists, we will recognize revenue from these purchases, however; we expect that future revenue from purchases made by this customer will also be deferred for the foreseeable future. Various increases from several smaller customers partially offset the decrease caused by these deferrals.

The increase in Unix/Linux product license revenue for the year ended December 31, 2006, as compared with the prior year, was primarily due to increased purchases by five of our largest Unix/Linux customers, including Alcatel, our most significant Unix/Linux customer. During 2006, we recognized approximately $253,100 more of Unix/Linux product licensing fees revenue than we did during 2005. Additionally, we recognized approximately $250,000 of Unix/Linux product licensing fees revenue during 2006 relating to an enterprise-wide deployment of GO-Global for Unix by a new enterprise customer. We do not anticipate another order of this size from this customer. Partially offsetting these increases was an approximate $415,800 decrease in Unix/Linux product licensing fee revenue from one of our military resellers, whose orders have been historically sporadic. During 2006, this military reseller placed no orders with us. Although we do anticipate future orders from this military reseller, we can not predict whether they will place as large an order as they did during 2005.

During the year ended December 31, 2005, two of our most significant Windows customers (KitASP and FrontRange) purchased approximately an aggregate $641,300 more Windows product licenses than they did during the prior year. Three other Windows resellers purchased approximately an aggregate $452,400 more Windows product licenses during the year ended December 31, 2005 than they did during the prior year. Partially offsetting these increases were aggregate decreases approximating $184,300 resulting from reduced Windows product licenses purchases from our other customers.

During the year ended December 31, 2005, Alcatel, our most significant Unix customer, purchased approximately $112,600 more Unix product licenses than they did during the prior year. Additionally, a reseller with whom we do business periodically, who resells to the United States military, purchased approximately an aggregate $415,800 of Unix product licenses during the year ended December 31, 2005, as compared with no such purchases during the prior year. Partially offsetting these increases were aggregate decreases approximating $60,600 resulting from reduced Unix product licenses purchases from our other customers.

We anticipate that many of our customers will enter into, and periodically renew, maintenance contracts to ensure continued product updates and support. Currently we offer maintenance contracts for one, two, three or five-year periods. Revenue from maintenance contracts totaled approximately $1,588,300 in 2006 and $1,358,600 in 2005 and was approximately 30.7% and 26.2% of revenue in 2006 and 2005, respectively. We expect revenue from maintenance contracts in 2007 to exceed 2006 levels due to an increase in license sales in 2006 and anticipated renewals in 2007.

For the year ended December 31, 2006, approximately 80.2% of our total sales were made to 35 customers. The three largest of these customers accounted for approximately 20.1%, 16.2% and 9.3%, respectively, of total sales. These three customers' December 31, 2006 year-end accounts receivable balances represented approximately 48.5%, 0.0%, and 7.0% of reported net accounts receivable and included a significant sale made to our largest customer during the last few days of December 2006. By March 5, 2007, we had collected approximately 42% of these outstanding balances. The remaining outstanding balance pertains to one invoice for which the customer has indicated payment will be forthcoming in early April 2007.

For the year ended December 31, 2005, approximately 82.8% of our total sales were made to 26 customers. The three largest of these customers accounted for approximately 16.8%, 16.0% and 11.5%, respectively, of total sales. These three customers' December 31, 2005 year-end accounts receivable balances represented approximately 0.0%, 11.6%, and 6.0% of reported net accounts receivable.

During 2006, we recognized approximately $69,300 of revenue from other items, an increase of $20,100, or approximately 40.9%, from the approximately $49,200 recognized during 2005. The increase was primarily due to the recognition of private labeling fees revenues, which are being recognized ratably over the respective underlying initial contract periods, and resulted from increased sales of private labeling contracts during 2006 and 2005. The sales of private labeling contracts can vary from year to year, depending on the individual customer's requirements. We do not expect private labeling revenue to be significant during 2007.

Cost of Revenue.

Cost of revenue consists primarily of the costs of servicing maintenance contracts (inclusive of stock-based compensation expense) and the amortization of capitalized technology developed in-house. Shipping and packaging materials are immaterial as virtually all of our deliveries are made via electronic means over the Internet. Under accounting principles generally accepted in the United States, research and development costs for new product development, after technological feasibility is established, are recorded as "capitalized software" on our balance sheet. Such capitalized costs are subsequently amortized as cost of revenue over the shorter of three years or the remaining estimated life of the products.

Costs of revenue for the years ended December 31, 2006 and 2005 represented approximately 10.3% and 9.7% of total revenue, respectively, and was comprised as follows:

                                                Increase (Decrease)
                                             ----------------------
                       2006        2005        Dollars     Percent
                   ----------   ----------   ----------   ---------
   Service costs   $  431,000   $  295,800   $  135,200      45.7%
   Product costs      103,000      207,900     (104,900)    (50.5)
                   ----------   ----------   ----------   ---------
                   $  534,000   $  503,700   $   30,300       6.0
                   ==========   ==========   ==========   =========

The increase in service costs was primarily due to changes in the mix of engineers who were providing customer service, an increase in the amount of time spent providing such services and the January 1, 2006 adoption of FAS No. 123R, as explained elsewhere in this Form 10-KSB. In order to better meet the needs of our customers, as we have sold more maintenance contracts over the course of the last several quarterly reporting periods, during 2006 we increased the number of engineers providing customer service. During 2006 we had up to 13 engineers at any given time involved in various aspects of customer service, whereas during 2005 we had four. Additionally, in accordance with FAS No. 123R, we expensed approximately $17,500 of stock-based compensation expense related to our customer service engineers during 2006. No such expense was recorded during 2005.

Partially offsetting the increase in customer service costs was a decrease in product costs being amortized to cost of revenue as certain elements of our capitalized software became fully amortized during 2005 and others during 2006. We expect both of these trends to continue and overall 2007 cost of revenue to approximate 2006 levels.

Selling and Marketing Expenses.

Selling and marketing expenses primarily consist of employee costs (inclusive of stock-based compensation expense), outside services and travel and entertainment expenses.

Selling and marketing expenses for the years ended December 31, 2006 and 2005 represented approximately 31.9% and 29.4% of total revenue, respectively, and were comprised as follows:

                                                            Increase (Decrease)
                                                          ---------------------
                                  2006          2005        Dollars     Percent
                              -----------   -----------   -----------   -------
   Employee costs             $ 1,215,500   $ 1,179,000   $    36,500      3.1%
   Outside services               231,600       195,700        35,900     18.3
   Travel and entertainment       122,000        85,200        36,800     43.2
   Other                           81,500        63,100        18,400     29.2
                              -----------   -----------   -----------   -------
                              $ 1,650,600   $ 1,523,000   $   127,600      8.4
                              ===========   ===========   ===========   =======

The increase in employee costs was primarily the result of recognizing approximately $35,100 of stock-based compensation expense during 2006 in accordance with the January 1, 2006 adoption of FAS No. 123R, as explained elsewhere in this Form 10-KSB. No such compensation expense was recorded during 2005. Also impacting 2006 employee costs were the addition of a new sales engineer and increased medical benefits. These increases were virtually offset by the termination of one sales representative during 2006 and a reduction in bonus commissions earned. We expect 2007 selling and marketing employee costs to be higher than 2006 levels as we hired a new sales representative and a marketing manager during early 2007.

The increase in 2006 outside services was primarily the result of increased activity by our Asian contract sales representative and increased marketing activities. We expect 2007 outside services to be lower than 2006 levels, primarily as a result of bringing some marketing expenses in-house with our new marketing manager during 2007.

Travel and entertainment expenses were higher in 2006 primarily as a result of our more frequent participation in tradeshows and undertaking more field visits to customers and prospects. Of note, we participated in CeBIT in Hannover, Germany during 2006. This is one of, if not the largest, annual technology tradeshows in Europe. Although we attended CeBIT during 2005, we did not set up a display, during 2006 we did. Consequently, our CeBIT participation costs were significantly greater in 2006 than those in 2005. We expect to continue to make more frequent visits to customers and prospects in 2007 and to actively participate in various tradeshows, thus, we expect 2007 selling and marketing related travel and entertainment expense to be higher than 2006 levels.

Based on the above items and trends, we expect aggregate 2007 selling and marketing expenses to be higher than 2006 levels.

General and Administrative Expenses.

General and administrative expenses primarily consist of employee costs (inclusive of stock-based compensation expense), amortization and depreciation, legal, professional and other outside services (including those related to realizing benefits from our patent-related assets), rent, travel and entertainment and insurance. Certain costs associated with being a publicly-held corporation are also included in general and administrative expenses, as well as bad debts expense.

General and administrative expenses for the years ended December 31, 2006 and 2005 represented approximately 76.9% and 58.7% of total revenue, respectively, and were comprised as follows:

                                                                 Increase (Decrease)
                                                               ---------------------
                                       2006          2005        Dollars     Percent
                                   -----------   -----------   -----------   -------
   Employee costs                  $ 1,753,700   $ 1,100,900   $   652,800     59.3%
   Depreciation and amortization       904,800       825,900        78,900      9.6
   Legal and accounting                488,400       530,500       (42,100)    (7.9)
   Outside services                    258,400       196,200        62,200     31.7
   Travel and entertainment            187,000        83,800       103,200    123.2
   Rent                                 63,200        52,100        11,100     21.3
   Public costs                         74,900        87,000       (12,100)   (13.9)
   Insurance                           109,900        16,600        93,300    562.0
   Other                               135,600       149,100       (13,500)    (9.1)
                                   -----------   -----------   -----------   -------
                                   $ 3,975,900   $ 3,042,100   $   933,800     30.7
                                   ===========   ===========   ===========   =======

The increase in employee costs was primarily the result of recognizing approximately $337,100 of stock-based compensation expense during 2006 in accordance with the January 1, 2006 adoption of FAS No. 123R, as explained elsewhere in this Form 10-KSB. No such compensation expense was recorded during 2005. Also increasing employee costs was having a full-year's expense associated with three administrative employees who were hired at various times throughout 2005, aggregate salary adjustments made after September 2005 and a severance payment made to our former chief operating officer upon his termination. Additionally, our chief executive's salary and related benefits have been included in employee costs since September 1, 2006, the date he became a full-time employee. We expect 2007 employee costs to be higher than 2006 levels, primarily reflecting a full-year's employment of our chief executive officer.

Depreciation and amortization expense increased in 2006 primarily as a result of increased patent amortization. Costs associated with acquiring our patents from Network Engineering Software were capitalized at various times throughout 2005, thus the cost basis upon which the patent amortization is calculated grew larger throughout 2005. All acquisition costs related to the patents were capitalized as of December 31, 2005 and formed the cost basis for 2006 amortization. We expect 2007 depreciation and amortization to approximate 2006 levels.

Legal and accounting fees were lower in 2006 primarily as a result of hiring an in-house patent attorney during 2005 after the Network Engineering Software acquisition was finalized, to manage the high volume of legal work associated with developing and maintaining our patent portfolio. Such legal fees were approximately $199,800 lower in 2006 than 2005. Partially offsetting this decrease was an approximate $157,800 increase in legal and accounting fees associated primarily with the various Post-Effective Amendments and other filings we made during 2006 with the Securities and Exchange Commission. We expect 2007 legal and accounting fees to exceed 2006 levels primarily resulting from increased legal fees associated with our patents.

Outside services increased during 2006 primarily as a result of increased consulting fees charged to us by our chief executive officer prior to his becoming a full-time employee in 2006. During 2006, our chief executive officer significantly increased his activities in our general business operations in addition to pursuing business development opportunities as they presented themselves. We expect outside services to be significantly lower in 2007 as a result of our chief executive officer becoming a full-time employee effective September 30, 2006. This decrease will be partially offset with costs we will incur during 2007 related to a consulting firm we hired early in 2007 to assist us in the implementation of our Sarbanes-Oxley compliance project.

The increase in travel and entertainment in 2006 was primarily a result of our chief executive officer's travels to our various facilities, as well as travel incurred by management while exploring potential business development opportunities. We expect that 2007 travel and entertainment expenses will be lower than 2006 levels.

The increase in insurance costs was primarily the result of commencing directors and officers' liability coverage during 2006. We expect 2007 levels to approximate 2006 levels as we intend to renew this coverage in 2007.

The ending balance of our allowance for doubtful accounts as of December 31, 2006 and 2005 was $46,800. Bad debts expense was approximately $0 and $2,300 for the years ended December 31, 2006 and 2005, respectively.

We anticipate that cumulative general and administrative expense in 2007 will approximate those incurred during 2006.

Research and Development Expenses.

Research and development expenses consist primarily of employee costs (inclusive of stock-based compensation expense), payments to contract programmers, all costs of GraphOn Research Labs Limited, rent, depreciation and travel and entertainment.

Under accounting principles generally accepted in the United States, all costs of product development incurred once technological feasibility has been established, but prior to the general release of the product, are typically capitalized and amortized to expense over the estimated life of the underlying product, rather than being charged to expense in the period incurred. No product development costs were capitalized during either 2006 or 2005.

Research and development expenses for the years ended December 31, 2006 and 2005 represented approximately 40.5% and 24.7% of total revenue, respectively, and were comprised as follows:

                                                            Increase (Decrease)
                                                          ---------------------
                                  2006         2005         Dollars     Percent
                              -----------   -----------   -----------   -------
   Employee costs             $ 1,277,400   $   894,800   $   382,600     42.8%
   Outside services               518,600       213,400       305,200    143.0
   Rent                            91,100        64,600        26,500     41.0
   Travel and entertainment        57,800        16,700        41,100    246.1
   Computer supplies               64,500        16,900        47,600    281.7
   Depreciation                    25,100        37,600       (12,500)   (33.2)
   Other                           59,200        33,600        25,600     76.2
                              -----------   -----------   -----------   -------
                              $ 2,093,700   $ 1,277,600   $   816,100     63.9
                              ===========   ===========   ===========   =======

Employee costs for the years ended December 31, 2006 and 2005 are net of $431,000 and $295,800, respectively, of employee costs reported as customer service cost of revenue. The increase in employee costs was primarily due to the hiring of a new vice-president of engineering, the hiring of a President for GraphOn Research Labs Limited, having two additional engineers during 2006, salary adjustments enacted subsequent to September 30, 2005 and increases in employee benefits, which were partially offset by an increase in the customer service costs that were reported as customer service cost of revenue.

Also factoring in the increase to employee costs is stock-based compensation expense. We adopted FAS No. 123R as of January 1, 2006, as explained elsewhere in this form 10-KSB, and as a result, began recording stock-based compensation expense during 2006. Such stock-based compensation expense included in research and development employee costs amounted to approximately $80,700 for 2006. No such expense was recorded during 2005. Based on the above factors, we expect 2007 employee costs to be higher than those recorded during 2006.

The increase in outside services for 2006 was primarily related to the expanded use of consulting engineers to help enhance our product development efforts. Also increasing outside services was fees paid to an executive recruiting agency that assisted us in our search for a new vice-president of engineering. We expect to rely less on outside engineers during 2007 as we invest more of our resources into GraphOn Research Labs Limited's engineering efforts.

Rent increased in 2006 as a result of expanding the size of our engineering facility in New Hampshire and the opening of GraphOn Research Labs Limited's office in Tel Aviv, Israel. We expect rent to be higher in 2007 as we anticipate these changes to be in effect throughout the year.

The increase in travel and entertainment for 2006 was a result of increased travel by our engineers, and our consulting engineers, between our offices and our consultants' offices. We expect 2007 travel and entertainment to exceed 2006 levels primarily as a result of expanding GraphOn Research Labs Limited's operations.

As we increased our product development efforts throughout 2006 we invested more resources into computer supplies, hence, 2006 levels exceeded 2005's. We expect 2007 levels to approximate those of 2006.

Our research and development efforts currently are focused on further enhancing the functionality, performance and reliability of existing products and developing new products. We historically have made significant investments in our protocol and in the performance and development of our server-based software and expect to continue to make significant product investments during 2007. We also anticipate increasing the size of our in-house research and development workforce during 2007 so that we may accelerate our efforts to further stabilize and enhance our current product offerings and help determine the extent to which the technology covered by the patents we acquired from Network Engineering Software have application, among other possibilities, to our current GO-Global product line. Consequently, we expect 2007 research and development expense to be higher than 2006 levels.

Interest and Other Income.

During 2006 and 2005, the primary component of interest and other income was interest income derived on excess cash. Our excess cash was held in interest bearing money market accounts with minimum net assets greater than or equal to one billion U.S. dollars.

Interest and other income was approximately 1.1% and 0.8% of total revenues for the years ended December 31, 2006 and 2005, respectively. The increase in interest income in 2006 was primarily due to higher average interest rates being earned by our money market account.

Provision for Income Taxes.

For the years ended December 31, 2006 and 2005 we recorded current tax provisions of approximately $4,300 and $18,200. At December 31, 2006, we had approximately $42 million of federal net operating loss carryforwards, which will begin to expire in 2010. Also at December 31, 2006, we had approximately $14 million of California state net operating loss carryforwards available to reduce future taxable income, which will began to expire in 2010.

In 1998, we experienced a "change of ownership" as that term is defined in the Tax Reform Act of 1986. As such, utilization of our net operating loss carryforwards through 1998 will be limited to $400,000 per year until such carryforwards are fully utilized or expire.

Deemed Dividends on Preferred Stock.

On February 2, 2005, we completed the 2005 private placement, which raised a total of $4,000,000 through the sale of 148,148 shares of Series A preferred stock and five-year warrants to purchase 74,070 shares of Series B preferred stock.

The fair value of the Series A preferred stock was calculated based on the market price and underlying number of common shares they would have converted into had the conversion occurred immediately upon their issuance. The market price for our common stock on the commitment date of the 2005 private placement was $0.46 and the Series A preferred stock would have converted into 14,814,800 common shares, thus deriving a fair value of approximately $6,814,800.

The fair value of the warrants was estimated to be $1,877,700 and was calculated using the Black-Scholes option pricing model with the following weighted average assumptions: a risk free interest rate of 1.5%, a volatility factor of 60%, a dividend yield of 0% and a five year life.

Based on the relative fair values of the preferred shares and the warrants at the time of their issuance, we allocated $3,136,000 of the $4,000,000 proceeds of the 2005 private placement to the preferred shares and $864,000 to the warrants.

The preferred shares we issued contained a non-detachable conversion feature (the "Beneficial Conversion Feature") that was in-the-money upon completion of the 2005 private placement. The discount resulting from recording the Beneficial Conversion Feature, as determined using the intrinsic value method, was calculated to be approximately $3,136,000 and was recognized as if this amount had been declared a non-cash dividend to the preferred shareholders when the preferred stock was converted to common stock.

Additionally, the approximate $864,000 discount resulting from the allocation of the proceeds of the 2005 private placement on a relative fair value basis to the Series A preferred shares and the warrants issued in the 2005 private placement was recognized as if this amount had been declared a non-cash dividend to the preferred shareholders when the preferred stock was converted to common stock.

On March 29, 2005, our stockholders approved an amendment to our certificate of incorporation increasing our authorized but unissued common stock from 45,000,000 to 195,000,000 shares. Upon the effectiveness of the certificate of amendment to our certificate of incorporation implementing this increase, each share of Series A preferred stock was automatically converted into 100 shares of our common stock and each warrant was automatically converted into a warrant to purchase that number of shares of common stock equal to the number of shares of preferred stock subject to the warrant multiplied by 100. As a result, all outstanding shares of Series A preferred stock (148,148 shares) were converted into 14,814,800 shares of our common stock. In addition, upon the effectiveness of the certificate of amendment, all outstanding warrants to purchase shares of Series A preferred stock (14,815 shares) and Series B preferred stock (81,477 shares) were converted into five-year warrants to purchase 1,481,500 shares of our common stock at an exercise price of $0.27 per share and five-year warrants to purchase 8,147,700 shares of our common stock at an exercise price of $0.40 per share, respectively.

Liquidity and Capital Resources.

On February 2, 2005, we completed the 2005 private placement, which raised a total of $4,000,000 (inclusive of a $665,000 credit as described below) through the sale of 148,148 shares of Series A preferred stock and five-year warrants to purchase 74,070 shares of Series B preferred stock. In a contemporaneous transaction, we acquired Network Engineering Software for 9,599,993 shares of common stock, the assumption of approximately $235,000 of their indebtedness and the reimbursement to AIGH Investment Partners, LLC ("AIGH"), an affiliate of a principal stockholder (Orin Hirschman), of $665,000 for its advance on our behalf of a like sum in December 2004 to settle certain third party litigation against Network Engineering Software. We reimbursed the advance through a partial credit against the price of our securities acquired by AIGH in the 2005 private placement.

As of December 31, 2006, we had consumed approximately $525,300 and $699,000 of the cash raised in the 2005 private placement paying for expenses related to the 2005 private placement and the Network Engineering Software acquisition, respectively. We believe that, as of December 31, 2006, all aggregate costs associated with the 2005 private placement and Network Engineering Software acquisition have been paid, consequently; net proceeds of approximately $2,110,700 from the 2005 private placement ultimately was available for general corporate purposes.

During 2006 our cash and cash equivalents balance decreased by $591,000, primarily as a result of our operations consuming approximately $458,300 of cash during the year. Our reported net loss of $3,035,100 included two significant non-cash items, namely depreciation and amortization of $1,014,600, which was primarily related to amortization of our patents and patent-related assets, and stock-based compensation expense of $470,400. A large source of cash for us during 2006, which under accounting principles generally accepted in the United States, we were unable to recognize as revenue during 2006, thus increasing our net loss, was an aggregate $1,105,600 increase in deferred revenue. Approximately $637,500 of this increase was related to the deferral of Windows product purchases made during 2006 by a significant customer for whom we determined that sufficient VSOE did not exist for the allocation of revenue to the various elements of those purchases. Consequently, we deferred all revenue associated with those purchases until such time that sufficient evidence does exist. We did, however, collect the cash for all of these purchases. The balance of the increase in deferred revenue was primarily attributable to the sale of maintenance service contracts to our various customers.

During 2006, we closely monitored our investing and financing activities, spending approximately $83,200 and $49,500, respectively, in those activities. Our investing activities were primarily comprised of fixed asset purchases, mainly office furniture and computer equipment. Our financing activities expenditures were mainly the payment of the final costs associated with the 2005 private placement.

Our operating activities provided approximately $747,200 of net cash during 2005. This net cash was provided primarily by a $675,600 increase in deferred revenue and $1,065,800 of depreciation and amortization charges during 2005. Partially offsetting these amounts was our $1,147,200 net loss for 2005. We consumed approximately $772,100 of net cash in our 2005 investing activities. This amount was primarily comprised of $699,000 cash disbursed as part of the Network Engineering Software acquisition and $70,600 of general capital expenditures. Our financing activities provided net cash of approximately $2,877,700 during 2005. The majority of this net cash was the result of the 2005 private placement.

We are planning to increase investments in our operations during 2007 and to fund these increases through our cash on hand, as of December 31, 2006, and our 2007 anticipated revenue streams. We are aggressively looking at ways to improve our revenue stream, including through the development of new products and further acquisitions. We continue to review potential merger opportunities as they present themselves to us and at such time as a merger might make financial sense and add value for our shareholders, we will pursue that merger opportunity. We believe that maintaining our current revenue stream, coupled with our cash on hand, will be sufficient to support our operational plans for 2007.

Cash and cash equivalents

As of December 31, 2006, cash and cash equivalents were approximately $2,937,100 as compared with $3,528,100 as of December 31, 2005. The $458,300 consumed by our operations was the substantial majority of the $591,000 decrease in our cash and cash equivalents. We anticipate that our cash and cash equivalents as of December 31, 2006, together with revenue from 2007 operations will be sufficient to fund our anticipated expenses during the next twelve months. However, due to the inherent uncertainties associated with predicting future operations, there can be no assurances that these resources will be sufficient to fund our anticipated expenses during the next twelve months.

Accounts receivable, net

At December 31, 2006 and 2005, we had approximately $680,400 and $763,300, respectively, in accounts receivable, net of allowances totaling $46,800 at each date. The decrease in our net accounts receivable balance was primarily due to an approximate $320,000 order received from one sporadic customer late in 2005 that was not paid until early 2006. This customer had no outstanding balance with us at year end 2006. Partially offsetting this amount was an approximate $217,200 order received from Alcatel, one of our significant recurring customers, in late 2006 that was not paid as of December 31, 2006. During 2006 we did not write off any receivables. From time to time, we could maintain individually significant accounts receivable balances from one or more of our significant customers. If the financial condition of any of these significant customers should deteriorate, our operating results could be materially adversely affected.

Commitments and contingencies

We do not anticipate any material capital expenditure commitments for the next twelve months.

The following table discloses our contractual commitments for future periods, which consist entirely of leases for office space, as previously discussed, and which may fluctuate depending on movements in exchange rates. The table assumes that we will occupy all currently leased facilities for the full term of the underlying leases:

   Year ending December 31,
   2007                       $  175,300
   2008                       $  142,400
   2009                       $   70,900
   2010 and thereafter        $        -

Rent expense aggregated approximately $154,100 and $123,100 for the years ended December 31, 2006 and 2005, respectively.

As a condition of a private placement we closed during 2004, we entered into an Investment Advisory Agreement with Orin Hirschman, a significant stockholder of ours. Pursuant to this agreement, in the event that we complete a transaction with a third party introduced to us by Mr. Hirschman, we shall pay to Mr. Hirschman 5% of the value of that transaction. The agreement, as amended, expires on January 29, 2008.

New Accounting Pronouncements.

In September 2006, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 ("SAB 108") which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in the first fiscal year ending after November 15,

2006. The adoption of SAB 108, effective December 31, 2006, did not have a material impact on our results of operations, cash flows or financial position.

In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 158, "Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans" ("SFAS 158") which improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end balance sheet, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ended after December 15, 2006. The adoption of SFAS 158, effective December 31, 2006, did not have a material impact on our results of operations, cash flows or financial position.

In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157") which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements, however, for some entities; application of SFAS 157 will change current practice. SFAS 157 is effective for financial statements issued for the first fiscal year beginning after November 15, 2007 and interim periods within those fiscal years. We are assessing the impact of SFAS 157, but do not expect it to have a material impact on our results of operations, cash flows or financial position.

In June 2006, FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48). FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. We adopted FIN 48, effective January 1, 2007, and the cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of January 1, 2007. We do not expect the adoption of FIN 48 to have a material impact on our consolidated results of operations or financial condition.

                                    Business

General

We are developers of business connectivity software, including Unix, Linux and Windows server-based software, with an immediate focus on web-enabling applications for use and/or resale by independent software vendors (ISVs), corporate enterprises, governmental and educational institutions, and others.

 Server-based computing, sometimes referred to as thin-client computing, is a computing model where traditional desktop software applications are relocated to run entirely on a server, or host computer. This centralized deployment and management of applications reduces the complexity and total costs associated with enterprise computing. Our software architecture provides application developers with the ability to relocate applications traditionally run on the desktop to a server, or host computer, where they can be run over a variety of connections from remote locations to a variety of display devices. With our server-based software, applications can be web enabled, without any modification to the original application software required, allowing the applications to be run from browsers or portals. Our server-based technology can web-enable a variety of Unix, Linux or Windows applications.

We are a Delaware corporation, founded in May of 1996. Our headquarters are located at 5400 Soquel Avenue, Suite A2, Santa Cruz, California, 95062 and our phone number is 1-800-GRAPHON (1-800-472-7466). Our Internet website is http://www.graphon.com. The information on our website is not part of this prospectus. We also have offices in Concord, New Hampshire, Rolling Hills Estates, California, Berkshire, England, United Kingdom and Tel Aviv, Israel.

Business Connectivity Software

History

In the 1970s, software applications were executed on central mainframes and typically accessed by low-cost display terminals. Information technology departments were responsible for deploying, managing and supporting the applications to create a reliable environment for users. In the 1980s, the PC became the desktop of choice: empowering the user with flexibility, a graphical user interface, and a multitude of productive and inexpensive applications. In the 1990s, the desktop provided access to mainframe applications and databases, which run on large, server computers. Throughout the computing evolution, the modern desktop has become increasingly complex and costly to administer and maintain. This situation is further worsened as organizations become more decentralized with remote employees, and as their desire increases to become more closely connected with vendors and customers through the Internet.

Lowering Total Cost of Ownership

PC software in general has grown dramatically in size and complexity in recent years. As a result, the cost of supporting and maintaining PC desktops has increased substantially. Industry analysts and enterprise users alike have begun to recognize that the total cost of PC ownership, taking into account the recurring cost of technical support, administration, security and end-user down time, has become high, both in absolute terms and relative to the initial hardware purchase price.

With increasing demands to control corporate computing costs, industry leaders are developing technology to address total cost of ownership issues. One approach, led by Sun Microsystems and IBM, utilizes Java-based network computers, which operate by downloading small Java programs to the desktop, which in turn are used for accessing server-based applications. Another approach is Microsoft's Windows Terminal Services(TM), introduced in June 1998. It permits server-based Windows applications to be accessed from Windows-based network computers. Both initiatives are examples of server-based computing. They simplify the desktop by moving the responsibility of running applications to a central server, with the promise of lowering total cost of ownership.

Enterprise Cross-Platform Computing

Today's enterprises contain a diverse collection of end user devices, each with its particular operating system, processing power and connection type. Consequently, it is becoming increasingly difficult to provide universal access to business-critical applications across the enterprise. As a result, organizations resort to emulation software, new hardware or costly application rewrites in order to provide universal application access.

A common cross-platform problem for the enterprise is the need to access Unix or Linux applications from a PC desktop. While Unix-based computers dominate the enterprise applications market, Microsoft Windows-based PCs dominate the enterprise desktop market. Since the early 1990s, enterprises have been striving to connect desktop PCs to Unix applications over all types of connections, including networks and standard phone lines. This effort, however, is complex and costly. The primary solution to date is known as PC X Server software. PC X Server software is a large software program that requires substantial memory and processing resources on the desktop. Typically, PC X Server software is difficult to install, configure and maintain. Enterprises are looking for effective Unix connectivity software for PCs and non-PC desktops that is easier and less expensive to administer and maintain.

Today businesses are exploring alternatives to the Windows desktop. The Linux desktop is a popular choice as it promises lower acquisition costs and avoids "single vendor lock-in." The Linux desktop and the Unix desktop, popular in many engineering organizations, both need to access the large number of applications written for the Microsoft operating environment, such as Office 2003. Our technology enables Windows applications to be published to any client device running our GO-Global client software, including: Linux, Unix, Windows and Macintosh desktops and devices.

Remote Computing

The cost and complexity of contemporary enterprise computing has been further complicated by the growth in remote access requirements. As business activities become physically distributed, computer users have looked to portable computers with remote access capabilities to stay connected in a highly dispersed work environment. One problem facing remote computing over the Internet, or direct telephone connections, is the slow speed of communication in contrast to the high speed of internal corporate networks. Today, applications requiring remote access must be tailored to the limited speed and lower reliability of remote connections, further complicating the already significant challenge of connecting desktop users to business-critical applications.

Our Technology

Our server-based software deploys, manages, supports and executes applications entirely on a server computer by interfacing efficiently and instantaneously to the user's desktop device. Introduction of our Windows-based Bridges software during 2000 enabled us to enter the Windows application market by allowing us to provide support for Windows applications to enterprise customers and to leverage independent software vendors (ISVs) as a distribution channel. We introduced our GO-Global for Windows product in 2002, which features increased application compatibility, server scalability and improved application performance over our Bridges software.

Our technology consists of three key components:

   o A server component, which runs alongside the server-based application, that is responsible for intercepting user-specific information for display at the desktop.

   o A desktop component, which is responsible only for sending keystrokes and mouse motion to the server, displays the appearance of the application to the desktop user. This keeps the desktop simple, or thin, as well as independent of application requirements for resources, processing power and operating systems.

   o Our protocol, which enables efficient communication over both fast networks and slow dial-up connections, allows applications to be accessed from remote locations with network-like performance and responsiveness.

We believe that the major benefits of our technology are as follows:

   o Lowers Total Cost of Ownership. Reducing information technology (IT) costs is a primary goal of our products. Today, installing enterprise applications is time-consuming, complex and expensive. It typically requires administrators to manually install and support diverse desktop configurations and interactions. Our server-based software simplifies application management by enabling deployment, administration and support from a central location. Installation and updates are made only on the server, thereby avoiding desktop software and operating system conflicts and minimizing at-the-desk support.

   o Supports Strong Information Security Practices. The distributed nature of most organizations' computing environments makes information security difficult. Corporate assets in the form of data are often dispersed among desktop systems. Our server-based approach places the application and data on servers behind firewalls. This allows the corporation to centrally manage its applications and data.

   o Web Enables Existing Applications. The Internet represents a fundamental change in distributed computing. Organizations now benefit from ubiquitous access to corporate resources by both local and remote users. However, to fully exploit this opportunity, organizations need to find a way to publish existing applications to Internet enabled devices. Our technology is specifically targeted at solving this problem. With GO-Global, an organization can publish an existing application to an Internet-enabled device without the need to rewrite the application. This reduces application development costs while preserving the rich user interface so difficult to replicate in a native Web application.

   o Connects Diverse Computing Platforms. Today's computing infrastructures are a mix of computing devices, network connections and operating systems. Enterprise-wide application deployment is problematic due to this heterogeneity, often requiring costly and complex emulation software or application rewrites. Our products provide organizations the ability to access applications from virtually all devices, utilizing their existing computing infrastructure, without rewriting a single line of code or changing or reconfiguring hardware. This means that enterprises can maximize their investment in existing technology and allow users to work in their preferred environment.

   o Leverages Existing PCs and Deploys New Desktop Hardware. Our software brings the benefits of server-based computing to users of existing PC hardware, while simultaneously enabling enterprises to begin to take advantage of and deploy many of the new, less complex network computers. This assists organizations in maximizing their current investment in hardware and software while, at the same time, facilitating a manageable and cost effective transition to newer devices.

   o Efficient Protocol. Applications typically are designed for network-connected desktops, which can put tremendous strain on congested networks and may yield poor, sometimes unacceptable, performance over remote connections. For application service providers, bandwidth typically is the top recurring expense when web-enabling, or renting, access to applications over the Internet. In the wireless market, bandwidth constraints limit application deployment. Our protocol sends only keystrokes, mouse clicks and display updates over the network, resulting in minimal impact on bandwidth for application deployment, thus lowering cost on a per user basis. Within the enterprise, our protocol can extend the reach of business-critical applications to many areas, including branch offices, telecommuters and remote users over the Internet, phone lines or wireless connections. This concept may be extended further to include vendors and customers for increased flexibility, time-to-market and customer satisfaction.

Our Products

We are dedicated to creating business connectivity technology that brings Windows, Unix, and Linux applications to the web without modification. Our customers include ISVs, Value-Added Resellers (VARs), and small to medium-sized enterprises. We believe that by employing our technology, our customers can benefit from a very quick time to market, overall cost savings via centralized computing, a client neutral cross-platform solution, and high performance remote access.

Our primary product offerings are:

   o GO-Global for Windows allows access to Windows applications from remote locations and a variety of connections, including the Internet and dial-up connections. GO-Global for Windows allows Windows applications to be run via a browser from Windows or non-Windows devices, over many types of data connections, regardless of the bandwidth or operating system. With GO-Global for Windows, web enabling is achieved without modifying the underlying Windows applications' code or requiring costly add-ons.

   o GO-Global for Unix web-enables Unix and Linux applications, thus allowing them to be run via a browser from many different display devices, over various types of data connections, regardless of the bandwidth or operating systems being used. GO-Global for Unix web-enables individual Unix and Linux applications, or entire desktops. When using GO-Global for Unix, Unix and Linux web enabling is achieved without modifying the underlying applications' code or requiring costly add-ons.

Target Markets

The target market for our products comprises organizations that need to access Windows, Unix and/or Linux applications from a wide variety of devices, from remote locations, including over the Internet, dial-up lines, and wireless connections. This includes organizations such as small to medium-sized companies, governmental and educational institutions, ISVs, and VARs. Our software is designed to allow these enterprises to tailor the configuration of the end user device for a particular purpose, rather than following a "one PC fits all," high total cost of ownership model. We believe our opportunities are as follows:

   o ISVs. By web-enabling their applications through use of our products, we believe that our ISV customers can accelerate their time to market without the risks and delays associated with rewriting applications or using other third party solutions, thereby opening up additional revenue opportunities and securing greater satisfaction and loyalty from their customers.

      Our technology quickly integrates with their existing software applications without sacrificing the full-featured look and feel of their original software application, thus providing ISVs with out-of-the-box web-enabled versions of their software applications with their own branding for licensed, volume distribution to their enterprise customers. We further believe that ISVs who effectively address the web computing needs of customers and the emerging application service provider market will have a competitive advantage in the marketplace.

   o Enterprises Employing a Mix of Unix, Linux, Macintosh and Windows. Small to medium-sized companies that utilize a mixed computing environment require cross-platform connectivity solutions, like GO-Global, that will allow users to access applications from different client devices. It has been estimated that PCs represent over 90% of enterprise desktops. We believe that our products are well positioned to exploit this opportunity and that our server-based software products will significantly reduce the cost and complexity of connecting PCs to various applications.

   o Enterprises With Remote Computer Users and/or Extended Markets. Remote computer users and enterprises with extended markets comprise two of the faster growing market segments in the computing industry. Extended enterprises allow access to their computing resources to customers, suppliers, distributors and other partners, thereby gaining flexibility in manufacturing and increasing speed-to-market and customer satisfaction. For example, extended enterprises may maintain decreased inventory via just-in-time, vendor-managed inventory and related techniques, or they may license their proprietary software application on a "pay-per-time" model, based on actual time usage by the customer. The early adoption of extended enterprise solutions may be driven in part by enterprises' needs to exchange information over a wide variety of computing platforms. We believe that our server-based software products, along with our low-impact protocol, which has been designed to enable highly efficient low-bandwidth connections, are well positioned to provide enabling solutions for extended enterprise computing.

   o VARs. The VAR channel potentially presents an additional sales force for our products and services. In addition to creating broader awareness of GO-Global, VARs also provide integration and support services for our current and potential customers. Our products allow VARs to offer a cost effective competitive alternative for server-based thin client computing. In addition, reselling our GO-Global software creates new revenue streams for our VARs through professional services and maintenance renewals.

Strategic Relationships

We believe it is important to maintain our current strategic alliances and to seek suitable new alliances in order to enhance shareholder value, improve our technology and/or enhance our ability to penetrate relevant target markets. We also are focusing on strategic relationships that have immediate revenue generating potential, strengthen our position in the server-based software market, add complementary capabilities and/or raise awareness of our products and us. Our strategic relationships include the following:

   o In July 1999, we entered into a five-year, non-exclusive agreement with Alcatel, a telecommunications, network systems and services company. Pursuant to this agreement, Alcatel has licensed our GO-Global for Unix software for inclusion with their Turn-key Solution software, an optical networking system. Alcatel's customers are using our server-based solution to access Alcatel's UNIX/X Network Management Systems applications from T-based PCs. Additionally, Alcatel has deployed GO-Global internally to provide their employees with high-speed network access to their own server-based software over dial-up connections, local area networks (LANs) and wide area networks (WANs). Although this agreement expired in July 2004, our relationship with Alcatel continues under the terms of the contract. We anticipate continuing our relationship throughout 2007.

   o We are a party to a distribution agreement with KitASP, a Japanese application service provider founded by companies within Japan's electronics and infrastructure industries, including NTT DATA, Mitsubishi Electric, Omron, RICS, Toyo Engineering and Hitachi, pursuant to which we have afforded KitASP, should it achieve certain performance criteria, an exclusive right, within Japan, to distribute our web-enabling technology, bundled with their services, and to resell our software. In August 2006, we renewed our distribution agreement with KitASP through July 2011.

   o We are a party to a non-exclusive licensing agreement with FrontRange, an international software and services company, which affords FrontRange the right to include our GO-Global for Windows software with its HEAT help desk software system. FrontRange has completely integrated GO-Global for Windows into HEAT as iHEAT. We have also licensed our GO-Global for Windows software to FrontRange for integration with its Goldmine client relationship management software package. FrontRange has completely integrated GO-Global for Windows into Goldmine as iGoldmine. This agreement automatically renewed during March 2007 for an additional one year term. We may terminate this agreement immediately by written notice upon the occurrence of certain predetermined events. We anticipate continuing our relationship with FrontRange throughout 2007.

   o We are a party to a non-exclusive licensing agreement with Compuware, an international software and services company, which affords Compuware the right to include our GO-Global for Windows software with its UNIFACE software, a development and deployment environment for enterprise customer-facing applications. Compuware has completely integrated GO-Global for Windows into its UNIFACE deployment architecture as UNIFACE JTi, thereby enabling purchasers to access enterprise-level UNIFACE applications via the Internet. During December 2005, at Compuware's request, we amended this agreement to include Compuware's authorized resellers. This agreement, as amended, automatically renewed for an additional one year period during September 2006. Either party may cancel this contract with at least 30 days notice prior to the expiration of any renewal period. We anticipate continuing our relationship with Compuware throughout 2007.

Sales, Marketing and Support

Our sales and marketing efforts are directed at increasing product awareness and demand among ISVs, small to medium-sized enterprises, and VARs who have a vertical orientation or are focused on Unix, Linux or Windows environments. Current marketing activities include direct mail, targeted advertising campaigns, tradeshows, production of promotional materials, public relations and maintaining an Internet presence for marketing and sales purposes.

We consider KitASP, Alcatel and FrontRange to be our most significant customers. Sales to KitASP, Alcatel and FrontRange represented approximately 16.2%, 20.1% and 9.3% of total sales during 2006 and 16.8%, 16.0% and 11.5% of total sales during 2005, respectively.

Many of our customers enter into, and periodically renew, maintenance contracts to ensure continued product updates and support. Currently, we offer maintenance contracts for one, two, three or five-year periods.

Research and Development

Our research and development efforts currently are focused on further enhancing the functionality, performance and reliability of existing products and developing new products. We invested approximately $2,093,700 and $1,277,600 into research and development with respect to our software products in 2006 and 2005, respectively. No amounts invested in research and development were capitalized during either 2006 or 2005. We historically have made significant investments in our protocol and in the performance and development of our server-based software and expect to continue to make significant product investments during 2007.

During 2006 we established GraphOn Research Labs Limited, a wholly-owned research and development subsidiary in Tel Aviv, Israel. GraphOn Research Labs, which began operations during July 2006, will be focused on further enhancing the functionality, performance and reliability of our existing products and developing new products.

Competition

The server-based software market in which we participate is highly competitive. We believe that we have significant advantages over our competitors, both in product performance and market positioning. This market ranges from remote access for a single PC user to server-based software for large numbers of users over many different types of device and network connections. Our competitors include manufacturers of conventional PC X server software. Competition is expected from these and other companies in the server-based software market. Competitive factors in our market space include; price, product quality, functionality, product differentiation and breadth.

We believe our principal competitors for our current products include Citrix Systems, Inc., Hummingbird Communications, Ltd., WRQ, Network Computing Devices and NetManage. Citrix is the established leading vendor of server-based computing software. Hummingbird is the established market leader in PC X Servers. WRQ, Network Computing Devices, and NetManage also offer traditional PC X Server software.

Proprietary Technology - Intellectual Property Portfolio

We rely primarily on trade secret protection, copyright law, confidentiality and proprietary information agreements to protect our proprietary technology and registered trademarks. The loss of any material trade secret, trademark, trade name or copyright could have a material adverse effect on our results of operations and financial condition. We intend to vigorously defend our patents. There can be no assurance that our efforts to protect our proprietary technology rights will be successful.

Despite our precautions, it may be possible for unauthorized third parties to copy portions of our products, or to obtain information we regard as proprietary. We do not believe our products infringe on the rights of any third parties, but there can be no assurance that third parties will not assert infringement claims against us in the future, or that any such assertion will not result in costly litigation or require us to obtain a license to proprietary technology rights of such parties.

Upon our acquisition of Network Engineering Software on January 31, 2005, we acquired the rights to 11 patents, which are primarily method patents that describe software and network architectures to accomplish certain tasks. Generally, our patents, which have applicability to computer networks, virtual private networks and the Internet, describe:

   o methods to collect, store and display information developed and accessed by users and stored on host computer servers;
   o  methods to provide multiple virtual websites on one computer;
   o methods to protect computers and computer networks from unauthorized access; and
   o  methods to provide on-line information and directory service.

Since January 31, 2005 we have had an additional four patents granted, thus, as of March 5, 2007 we have 15 issued patents. Also, as of March 5, 2007, we have 86 applications for patents filed in the United States Patent Office relating to the various aspects of submission, storage, retrieval and security of information stored on computers accessed remotely, typically through computer networks or the Internet. At that date, the applications had been pending for various periods ranging from approximately 2 to 51 months. Of the 86 applications, 84 are continuations of previously issued patents and two are continuations in part. No applications for patents have been filed in any foreign jurisdiction.

We intend to maximize the revenue potential of our intellectual property portfolio, primarily consisting of the patents we acquired from Network Engineering Software, by initiating litigation, when appropriate, against those companies who we believe are infringing such patents. We also intend to review our intellectual property portfolio to help determine the extent to which the technology covered by our patents has application to our current GO-Global product line. As more fully discussed elsewhere in this Form 10-KSB, in November 2005, we initiated an infringement action with respect to two of our patents.

Operations

We perform all purchasing, order processing and shipping of our products and accounting functions related to our operations. We also perform production of software masters, development of documentation, packaging designs, quality control and testing. When required by a customer, CD-ROM and floppy disk duplication, printing of documentation and packaging are also accomplished through in-house means. We generally ship products electronically immediately upon receipt of order. As a result, we have relatively little backlog at any given time, and do not consider backlog a significant indicator of future performance. Additionally, since virtually all of our orders are currently being fulfilled electronically, we do not maintain any prepackaged inventory.

Employees

As of March 5, 2007, we had a total of 34 employees, including seven in marketing, sales and support, 18 in research and development, seven in administration and finance and two in our patent group. We believe our relationship with our employees is good. No employees are covered by a collective bargaining agreement.

Properties

Our corporate headquarters currently occupies approximately 1,850 square feet of office space in Santa Cruz, California, under a lease that will expire in July 2008. Rental of these premises will average approximately $3,600 per month over the term of the lease, which is inclusive of our pro rata share of utilities, facilities maintenance and other costs. We have the option to renew the lease for one three-year term upon its expiration by giving written notice to the landlord not later than 180 days prior to the expiration of the initial lease term. Santa Cruz is staffed by administrative personnel.

During September 2006 we renewed our Concord, New Hampshire office lease for a three-year term, which we can cancel upon 180-days written notice. Additionally, we increased the space we are renting by approximately 2,030 square feet, to 5,560 square feet, from 3,530 square feet. During 2006 we increased our engineering staff and purchased additional equipment and required additional space to accommodate these investments. Rent on the Concord facility will approximate $8,400 per month throughout the duration of the lease renewal. Concord is our primary engineering facility and is staffed by our Windows software engineers.

We currently occupy approximately 800 square feet of office space in Rolling Hills Estates, California, under a month-to-month lease that commenced in March 2007. Monthly rental payments are approximately $1,400 for the Rolling Hills Estates office. This office is currently staffed by a sales representative.

We lease approximately 250 square feet of office space in Berkshire, England, United Kingdom under a lease that runs through March 2007. Under terms of our lease agreement, this lease will automatically renew for an additional six-month period that will commence in April 2007. Monthly rent on this office is approximately $400, which rate is subject to fluctuation, depending on exchange rates. This office is staffed by a sales representative.

During August 2006 we entered into a two-year lease for approximately 1,370 square feet of office space in Tel Aviv, Israel. Monthly rent on this office is approximately $2,800, which rate is subject to fluctuation, depending on exchange rates. We have an option to extend the lease for one additional year. This office is the site for GraphOn Research Labs Limited, our Israeli research and development subsidiary.

We believe our current facilities will be adequate to accommodate our needs for the foreseeable future.

Legal Proceedings

On November 23, 2005, we initiated a proceeding against AutoTrader.com in the United States District Court in the Eastern District of Texas, alleging that Autotrader.com was infringing two of our patents, namely Nos. 6,324,538 and 6,850,940 (the "538" and "940" patents, respectively), which protect our unique method of maintaining an automated and network accessible database, on its AutoTrader.com website. We seek preliminary and permanent injunctive relief along with unspecified damages and fees. Autotrader.com filed its Answer and Counterclaims on January 17, 2006 seeking a declaratory judgment that it does not infringe the 538 and 940 patents and that both patents are invalid. On March 24, 2006, Autotrader.com filed a motion for summary judgment seeking to invalidate the 538 and 940 patents. On August 8, 2006, AutoTrader's motion for summary judgment was denied. On August 9, 2006, the Court filed a Docket Control

Order setting forth proposed pretrial deadlines. The next significant dates set were for the Markman Hearing (originally May 31, 2007, moved by the Court to June 6, 2007) and jury selection (December 3, 2007).

                                   Management

Executive Officers and Directors

Set forth below is information concerning each of our directors and executive officers.

   Name                Age   Position
   ---------------     ---   ---------------------------------------
   Robert Dilworth      65   Chairman of the Board of Directors and
                             Chief Executive Officer
   William Swain        66   Chief Financial Officer and Secretary
   August P. Klein      70   Director
   Michael Volker       58   Director
   Gordon Watson        71   Director

Robert Dilworth has served as one of our directors since July 1998 and was appointed Chairman in December 1999. In January 2002, Mr. Dilworth was appointed Interim Chief Executive Officer upon the termination, by mutual agreement, of our former Chief Executive Officer, Walter Keller. In September 2006, Mr. Dilworth was appointed our full-time Chief Executive Officer. From 1987 to 1998 he served as the Chief Executive Officer and Chairman of the Board of Metricom, Inc., a leading provider of wireless data communication and network solutions. Prior to joining Metricom, from 1985 to 1988, Mr. Dilworth served as President of Zenith Data Systems Corporation, a microcomputer manufacturer. Earlier positions included Chief Executive Officer and President of Morrow Designs, Chief Executive Officer of Ultramagnetics, Group Marketing and Sales Director of Varian Associates Instruments Group, Director of Minicomputer Systems at Sperry Univac and Vice President of Finance and Administration at Varian Data Machines. Mr. Dilworth is currently a director of eOn Communications and Amber Communications. Mr. Dilworth previously served as director of Mobility Electronics, Get2Chip.com, Inc., Sky Pipeline and Yummy Interactive.

William Swain has served as our Chief Financial Officer and Secretary since March 2000. Mr. Swain was a consultant from August 1998 until February 2000, working with entrepreneurs in the technology industry in connection with the start-up and financing of new business opportunities. Mr. Swain was Chief Financial Officer and Secretary of Metricom Inc., from January 1988 until June 1997, during which time he was instrumental in private financings as well as Metricom's initial public offering and subsequent public financing activities. He continued as Senior Vice President of Administration with Metricom from June 1997 until July 1998. Prior to joining Metricom, Mr. Swain held top financial positions with leading companies in the computer industry, including Morrow Designs, Varian Associates and Univac. Mr. Swain holds a Bachelors degree in Business Administration from California State University of Los Angeles and is a Certified Public Accountant in the State of California.

August P. Klein has served as one of our directors since August 1998. Mr. Klein has been, since 1995, the founder, Chief Executive Officer and Chairman of the Board of JSK Corporation. From 1989 to 1993, Mr. Klein was founder and Chief Executive Officer of Uniquest, Inc., an object-oriented application software company. From 1984 to 1988, Mr. Klein served as Chief Executive Officer of Masscomp, Inc., a developer of high performance real time mission critical systems and Unix-based applications. Mr. Klein has served as Group Vice President, Serial Printers at Data Products Corporation and President and Chief Executive Officer at Integral Data Systems, a manufacturer of personal computer printers. Mr. Klein spent 25 years with IBM Corporation, rising to a senior executive position as General Manager of the Retail/Distribution Business Unit. Mr. Klein is a director of QuickSite Corporation and has served as a trustee of the Computer Museum in Boston, Massachusetts since 1988. Mr. Klein holds a B.S. in Mathematics from St. Vincent College.

Michael Volker has served as one of our directors since July 2001. Since 1996 Mr. Volker has been Director of Simon Fraser University's Industry Liaison Office. He is also Chief Executive Officer of WUTIF Capital, an "angel" fund that invests in technology startup companies. From 1996 to 2001, Mr. Volker was Chairman of the Vancouver Enterprise Forum, a non-profit organization dedicated to the development of British Columbia's technology enterprises. From 1987 to 1996, Mr. Volker was Chief Executive Officer and Chairman of the Board of Directors of RDM Corporation, a publicly-listed company. RDM is a developer of specialized hardware and software products for both Internet electronic commerce and paper payment processing. From 1988 to 1992, Mr. Volker was Executive Director of BC Advanced Systems Institute, a hi-tech research institute. Since

1982, Mr. Volker had been active in various early stage businesses as a founder, investor, director and officer. Mr. Volker, a registered professional engineer in the Province of British Columbia, holds a Bachelor's and Master's degree from the University of Waterloo. Mr. Volker is also a director of Visiphor Corporation and Plutonic Power Corporation.

Gordon Watson has served as one of our directors since April 2002. In 1997, Mr. Watson founded Watson Consulting, LLC, a consulting company for early stage technology companies and has served as its President since its inception. From 1996 to 1997 he served as Western Regional Director, Lotus Consulting of Lotus Development Corporation. From 1988 to 1996, Mr. Watson held various positions with Platinum Technology, Incorporated, most recently serving as Vice President Business Development, Distributed Solutions. Earlier positions include Senior Vice President of Sales for Local Data, Incorporated, President, Troy Division, Data Card Corporation, and Vice President and General Manager, Minicomputer Division, Computer Automation, Incorporated. Mr. Watson also held various executive and director level positions with TRW, Incorporated, Varian Data Machines, and Computer Usage Company. Mr. Watson holds a Bachelors of Science degree in electrical engineering from the University of California at Los Angeles and has taught at the University of California at Irvine. Mr. Watson is also a director of PATH Reliability, SoftwarePROSe, Inc. and Pound Hill Software.

Our Board of Directors has determined that each of our non-employee directors (August Klein, Michael Volker and Gordon Watson), who collectively constitute a majority of the Board, meets the general independence criteria set forth in the Nasdaq Marketplace Rules.

Our Board of Directors has an audit committee consisting of three directors. The current members of the audit committee are August P. Klein (committee chairman), Michael Volker and Gordon Watson. The board has determined that each member of he audit committee meets the Nasdaq Marketplace Rules' definition of "independent" for audit committee purposes, except that Mr. Klein, who received consulting fees in the aggregate amount of $7,000 during the first quarter of the year ended December 31, 2006, would not be deemed to be independent for audit committee purposes. We no longer have a consultancy arrangement with Mr. Klein. Our Board of Directors has determined that Mr. Klein meets the SEC's definition of an audit committee financial expert.

Our Board of Directors has adopted a Code of Ethics applicable to all of our employees, including our chief executive officer, chief financial officer and controller. This code of ethics was filed as an exhibit to the annual report on Form 10-K for the year ended December 31, 2003.

All executive officers serve at the discretion of the Board of Directors.

Summary Compensation

      The following table sets forth information for the fiscal year ended December 31, 2006, concerning compensation we paid to our Chief Executive Officer and our other executive officers whose total compensation exceeded $100,000 for the year ended December 31, 2006.


                                   Summary Compensation Table
   ------------------------------------------------------------------------------------------------------
   Name
   Principal Position         Year      Salary     Option Awards (1)   All Other Compensation     Total
   -----------------------   ------   ----------   -----------------   ----------------------   ---------
   Robert Dilworth            2006    $ 259,034        $ 33,743                 -               $ 292,777
   Chief Executive Officer
   -----------------------   ------   ----------   -----------------   ----------------------   ---------
   William Swain              2006    $ 141,750        $ 25,155            $  2,000 (2)         $ 168,905
   Chief Financial Officer
   -----------------------   ------   ----------   -----------------   ----------------------   ---------

(1) The amounts listed in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," ("FAS No. 123R"), and include amounts from awards granted in and prior to 2006. Prior to our adoption of FAS No. 123R, on January 1, 2006, we used the intrinsic-value method, as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and interpretations thereof (collectively "APB 25"). We estimated the fair value of stock options at their grant date by using the Black-Scholes option pricing model with the following weighted average assumptions for grants made prior to 2006 that are included in the Summary Compensation Table: dividend yield, 0; risk free interest of 1.5% to 2.5%; expected volatility of 60%; and an expected


                                     - 34 -

      life of 5 years. The assumptions used in the valuations of the stock options awarded in 2006, subsequent to our adoption of FAS No. 123R, are set forth in Note 1 to our consolidated financial statements, appearing elsewhere in this Annual Report on Form 10-KSB.

(2)   Company contribution to the 401(k) Plan.

The recognized stock-based compensation expense listed as Option Awards for Mr. Dilworth in the above Summary Compensation Table was derived from option awards made on May 5, 2003, November 11, 2004, January 27, 2005 and January 26, 2006 in the amount of 40,000, 40,000, 200,000 and 125,000 options, respectively, at exercise prices of $0.18, $0.34, $0.43 and $0.21 per share, respectively. The options granted to Mr. Dilworth on November 11, 2004, which aggregated $14,025 of stock-based compensation expense during the year ended December 31, 2006, were granted to Mr. Dilworth in his capacity as Chairman of the Board of Directors. All other options granted, and stock-based compensation expense recognized for Mr. Dilworth during the year ended December 31, 2006, resulted from his activities as our Chief Executive officer.

The recognized stock-based compensation expense listed as Options Awards for Mr. Swain in the above Summary Compensation Table was derived from option awards made on May 5, 2003, January 27, 2005 and January 26, 2006 in the amount of 40,000, 160,000 and 75,000 options, respectively, at exercise prices of $0.18, $0.43 and $0.21 per share, respectively.

All such options granted to Mr. Dilworth and Mr. Swain were immediately exercisable upon their respective grant date and vest in thirty-three equal monthly installments, beginning in the fourth month after their respective grant date. Should either Mr. Dilworth's or Mr. Swain's service cease prior to full vesting of the options, we have the right to repurchase any shares issued upon exercise of options not vested.

Pursuant to his employment letter agreement, Mr. Swain would be entitled to three-months' severance of his then base salary in the event of a merger or acquisition which lead to a change in the nature, reduction or elimination of his duties, a reduction in his level of compensation, relocation of the corporate office by more than 50 miles from its then current location or his termination.

Outstanding Equity Awards at Fiscal Year-End


                                Outstanding Equity Awards At Fiscal Year-End
    ------------------------------------------------------------------------------------------------------
                                                                Option Awards (1)
                                        ------------------------------------------------------------------
                                         Number of Securities
                                              Underlying
    Name                                 Unexercised Options      Option Exercise      Option Expiration
    Principal Position                        Exercisable              Price                  Date
    -----------------------             ---------------------- --------------------- ---------------------
    Robert Dilworth                            100,000 (2)           $   0.25               03/04/12
    Chief Executive Officer                     40,000 (2)           $   0.18               05/04/13
                                               300,000 (3)           $   0.34               11/14/14
                                               200,000 (2)           $   0.43               01/26/15
                                               125,000 (2)           $   0.21               01/25/16
    ------------------------            ---------------------- --------------------- ---------------------
    William Swain                               40,000 (2)           $   0.18               05/04/13
    Chief Financial Officer                    380,000 (3)           $   0.34               11/14/14
                                               160,000 (2)           $   0.43               01/26/15
                                                75,000 (2)           $   0.21               01/25/16
    ------------------------            ---------------------- --------------------- ---------------------

            (1) As of December 31, 2006.

                                     - 35 -

            (2) All such options were immediately exercisable upon grant and vest in thirty-three equal monthly installments, beginning in the fourth month after their respective grant date. For Mr. Dilworth, the options identified in this footnote were, or will be, fully vested on the following dates: March 5, 2005, May 4, 2006, January 26, 2008 and January 25, 2009, respectively. For Mr. Swain, the options identified in this footnote were, or will be, fully vested on the following dates: May 4, 2006, January 26, 2008 and January 25, 2009, respectively. If Mr. Dilworth's or Mr. Swain's employment ceases prior to full vesting of the options, we have the right to repurchase any shares issued upon exercise of options not vested.

            (3) Mr. Dilworth and Mr. Swain voluntarily surrendered, on May 14, 2004, 260,000 and 380,000 out-of-the-money options, respectively, in conjunction with participation in a voluntary stock option exchange program. New option grants equal to the number cancelled were made on November 15, 2004. All such options were fully vested as of November 14, 2005. On November 15, 2004, Mr. Dilworth was granted 40,000 options in his capacity as a director. These options will be fully vested on November 14, 2007.

Compensation of Directors

   ---------------------------------------------------------------------------------------
                                  Director Compensation
   ---------------------------------------------------------------------------------------
                     Fees Earned or Paid                        All Other
   Name                    in Cash        Option Awards (1)   Compensation        Total
   ----------------  -------------------  -----------------   ------------     -----------
   August Klein        $     10,500         $    34,973        $ 7,000 (2)      $  52,473
   ----------------  -------------------  -----------------   ------------     -----------
   Michael Volker             9,000              33,236              -             42,236
   ----------------  -------------------  ----------------   -------------     -----------
   Gordon Watson             10,000              31,847              -             41,847
   ----------------  -------------------  ----------------   -------------     -----------

            (1) The amounts listed in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS No. 123R, and include amounts from awards granted in and prior to 2006. Prior to our adoption of FAS No. 123R, on January 1, 2006, we used the intrinsic-value method, as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and interpretations thereof (collectively "APB 25"). We estimated the fair value of stock options at their grant date by using the Black-Scholes option pricing model with the following weighted average assumptions for grants made prior to 2006 that are included in the Summary Compensation Table: dividend yield, 0; risk free interest of 1.5% to 2.5%; expected volatility of 60%; and an expected life of 5 years. The assumptions used in the valuations of the stock options awarded in 2006, subsequent to our adoption of FAS No. 123R, appear in Footnote 1 to the Financial Statements, which begin on page F-1 of this Prospectus.

            (2) Payment for consulting fees provided to our company

During the year ended December 31, 2006, our non-employee directors were eligible to be compensated at the rate of $1,000 for attendance at each meeting of our board, $500 if their attendance was via telephone, $500 for attendance at each meeting of a board committee, and a $1,500 quarterly retainer. Additionally, non-employee directors are granted stock options periodically, typically on a yearly basis.

The recognized stock-based compensation expense listed as Option Awards for all three non-employee directors was derived from option awards made on May 5, 2003, May 14, 2004, January 27, 2005 and January 26, 2006 at exercise prices of $0.18, $0.56, $0.43 and $0.21 per share respectively. On such dates, Mr. Klein was granted 40,000, 62,500, 160,000 and 75,000 options, respectively, Mr. Volker was awarded 40,000, 50,000, 160,000 and 75,000 options, respectively, and Mr. Watson was awarded 40,000, 40,000, 160,000 and 75,000 options, respectively. All such options granted to our non-employee directors were immediately exercisable upon their respective grant date and vest in thirty-three equal monthly installments, beginning in the fourth month after their respective grant date. Should any non-employee director's service cease prior to full vesting of the options, we have the right to repurchase any shares issued upon exercise of options not vested.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2006, the Compensation Committee was comprised of Robert Dilworth, our Chief Executive Officer and Chairman of the Board, and August Klein, a non-employee director.

                              Certain Transactions

On January 29, 2004, we issued and sold to certain individuals and entities in a private placement (the 2004 private placement) 5,000,000 shares of common stock and five-year warrants to acquire 2,500,000 shares of common stock at an exercise price of $0.33 per share. We derived net proceeds of approximately $931,400 from the 2004 private placement. We also issued to Griffin Securities Inc., as a placement agent fee in respect to the 2004 private placement, warrants to acquire 500,000 shares of common stock at an exercise price of $0.23 per share and warrants to acquire 250,000 shares of our common stock at an exercise price of $0.33 per share.

Orin Hirschman purchased 3,043,478 shares of common stock and warrants to acquire 1,521,739 shares of common stock in the 2004 private placement for approximately $700,000 in cash (representing in the aggregate 9.9% of our outstanding shares of common stock as of August 25, 2005). As a condition of the sale, we entered into an Investment Advisory Agreement, expiring on January 29, 2007, with Mr. Hirschman, which provides for our payment of 5% of the value of any business transaction that he introduces to us and which we accept.

On October 6, 2004, we entered into a letter of intent to acquire Network Engineering Software. We contemporaneously loaned $350 thousand to Ralph Wesinger, their majority shareholder, to fund his purchase of all their common stock then owned by another person. We received Mr. Wesinger's 5-year promissory note, which bears interest at a rate of 3.62% per annum and which was secured by his approximately 65% equity interest in Network Engineering Software, to evidence this loan. Mr. Wesinger also agreed that we would receive 25% of the gross proceeds of any sale or transfer of these shares, which shall be applied in reduction of the then outstanding balance of his note. We have the option to accelerate the maturity date of this note upon the occurrence of certain events. As of December 31, 2006 we had received principal and interest payments totaling $90 thousand and $16 thousand, respectively, and the remaining balance of the loan was $260 thousand.

On December 10, 2004 we entered into an agreement with AIGH Investment Partners, LLC, an affiliate of Orin Hirschman, a significant stockholder of ours, to reimburse AIGH $665 thousand, as well as its legal fees and expenses, relating to its successful efforts to settle certain third party litigation against Network Engineering Software and certain of its affiliates.

On January 31, 2005, we completed our acquisition of Network Engineering Software in exchange for 9,599,993 shares of common stock, the assumption of approximately $235 thousand of Network Engineering Softwares' indebtedness and the reimbursement to AIGH of $665 thousand for its advance on our behalf of a like sum in December 2004 to settle certain third party litigation against Network Engineering Software. This reimbursement was effected (as discussed below) by a partial credit against the purchase price of our securities acquired by Mr. Hirschman in the 2005 private placement. Of such 9,599,993 shares, 4,963,158 were issued to Mr. Wesinger, an aggregate 2,439,342 shares were issued to Network Engineering Softwares' other shareholders and an aggregate 2,197,500 shares to two of their remaining creditors. Immediately thereafter, 3,260,391 of the shares issued to Mr. Wesinger were substituted for the Network Engineering Software shares that he had previously pledged to us to secure repayment of his $350 thousand note. In accordance with the terms of the acquisition, Mr. Wesinger became a non-executive employee of our company upon consummation of the acquisition.

On February 2, 2005, we issued and sold to certain individuals and entities in the 2005 private placement 148,148 shares of newly authorized Series A preferred stock at a price of $27.00 per share and five-year warrants to acquire 74,070 shares of newly authorized Series B preferred stock at an exercise price of $40.00 per share. We derived net proceeds of approximately $2.1 million from the 2005 private placement.

AIGH purchased 30,368 shares of Series A preferred stock and warrants to acquire 15,184 shares of Series B preferred stock in the 2005 private placement for an aggregate purchase price of $820 thousand. We repaid the $665 thousand we owed AIGH by crediting its purchase price of our securities with a like sum. The balance of the purchase price ($155 thousand) was paid in cash. As an inducement to his participation in the 2005 private placement, we extended the expiration date of Mr. Hirschman's Investment Advisory Agreement to January 29, 2008. Pursuant to the agreement with AIGH as described above, we also paid Mr. Hirschman's legal fees and expenses of approximately $108 thousand.

Pursuant to an agreement, dated December 16, 2003, with Griffin, placement agent for our 2004 private placement, we issued Griffin five-year warrants to purchase 14,815 shares of Series A preferred stock at an exercise price of $27.00 per share and five-year warrants to purchase 7,407 shares of Series B preferred stock at an exercise price of $40.00 per share as a finder's fee in respect of our 2005 private placement. Additionally, pursuant to the agreement dated December 16, 2003, we paid Griffin a $50 thousand agent fee in respect of our 2005 private placement.

On March 29, 2005, our shareholders approved an amendment to our certificate of incorporation increasing our authorized but unissued common stock from 45,000,000 to 195,000,000 shares. Upon the effectiveness of the certificate of amendment to our certificate of incorporation implementing this increase, each share of Series A preferred stock will automatically convert into 100 shares of our common stock and each warrant will automatically convert into a warrant to purchase that number of shares of common stock equal to the number of shares of preferred stock subject to the warrant multiplied by 100. As a result, upon the effectiveness of the certificate of amendment, all outstanding shares of Series A Preferred Stock (148,148 shares) were converted into 14,814,800 shares of our common stock. In addition, upon the effectiveness of the certificate of amendment, all outstanding warrants to purchase shares of Series A preferred stock (14,815 shares) and Series B preferred stock (81,477 shares) were converted into five-year warrants to purchase 1,481,500 shares of our common stock at an exercise price of $0.27 per share and five-year warrants to purchase 8,147,700 shares of our common stock at an exercise price of $0.40 per share, respectively.

                             Principal Stockholders

The following table sets forth certain information, as of December 6, 2006, with respect to the beneficial ownership of shares of our common stock held by: (i) each director; (ii) each person known by us to beneficially own 5% or more of our common stock; (iii) each executive officer named in the summary compensation table; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address for each stockholder is c/o GraphOn Corporation, 5400 Soquel Avenue, Suite A2, Santa Cruz, California 95062.

                                                       Number of Shares          Percent
                                                        of Common Stock            of
   Name and Address of Beneficial Owner             Beneficially Owned (1)(2)     Class
   --------------------------------------------     ------------------------     -------
   Robert Dilworth (3)                                        943,820               2.0
   William Swain (4)                                          755,000               1.6
   August P. Klein (5)                                        595,760               1.3
   Michael Volker (6)                                         468,200               1.0
   Gordon Watson (7)                                          430,000                 *
   Orin Hirschman (8)                                       9,120,417              18.3
    6006 Berkeley Avenue
    Baltimore, MD  21209
   Ralph Wesinger (9)                                       3,980,206               8.4
   IDT Capital, Inc. (10)                                   5,555,500              11.4
    520 Broad Street
    Newark, NJ 07102
   Globis Capital Partners (11)                             3,821,278               7.9
    60 Broad Street, 38th Floor
    New York, NY 10004
   All current executive officers
   and directors as a group (5 persons)(12)                 3,192,780               6.4

     * Denotes less than 1%.

(1)   As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security. Except as otherwise indicated, based on information provided by the named individuals, all persons named herein have sole voting power and investment power with respect to their respective shares of our common stock, except to the extent that authority is shared by spouses under applicable law, and record and beneficial ownership with respect to their respective shares of our common stock. With respect to each stockholder, any shares issuable upon exercise of options and warrants held by such stockholder that are currently exercisable or will become exercisable within 60 days of March 5, 2007 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(2)   Percentage ownership of our common stock is based on 46,847,401 shares of common stock outstanding as of March 5, 2007.
(3)   Includes 890,000 shares of common stock issuable upon the exercise of outstanding options.
(4)   Includes 730,000 shares of common stock issuable upon the exercise of outstanding options.
(5)   Includes 445,000 shares of common stock issuable upon the exercise of outstanding options.
(6)   Includes 410,000 shares of common stock issuable upon the exercise of outstanding options.
(7)   Includes 430,000 shares of common stock issuable upon the exercise of outstanding options.
(8)   Based on information contained in a Schedule 13D/A filed by Orin Hirschman on February 17, 2005.  Includes 3,040,139
      shares of common stock issuable upon the exercise of outstanding warrants. Mr. Hirschman is the managing member of
      AIGH Investment Partners, LLC (AIGH) and has sole voting and dispositive power with respect to 4,555,200 shares held by AIGH, which shares are included in Mr. Hirschman's beneficial ownership total.
(9)   Based on information provided to us by Mr. Wesinger.  Includes 1,569,816 shares held in escrow pursuant to the terms of an escrow agreement entered into in connection with the acquisition by GraphOn of Network Engineering Software.  For


                                     - 39 -

      the duration of the escrow, Mr. Wesinger has the right to vote, but not to dispose of, such shares.  Includes 749,999 shares of common stock issuable upon exercise of outstanding options.
(10)  Based on information contained in a Schedule 13D filed by IDT Capital, Inc. on February 15, 2005.  Includes 1,851,800
      shares of common stock issuable upon the exercise of warrants.  Howard S. Jonas exercises sole voting and dispositive power with respect to the listed shares.
(11)  Based on information contained in a Schedule 13G filed by Paul Packer on February 10, 2004. Includes 587,791 shares held by Mr. Paul Packer and 370,400 shares held by Globis Overseas Fund Ltd. (Globis Overseas). Includes 1,273,726 shares of common stock issuable upon the exercise of warrants. Mr. Packer is the Managing Member of Globis Capital Partners
      (Globis) and is the Managing Member of the general partner of the manager of Globis Overseas. Mr. Packer exercises sole voting and dispositive power with respect to the shares beneficially owned by Globis and Globis Overseas.
(12)  Includes 2,905,000 shares of common stock issuable upon the exercise of outstanding options.

                              Selling Stockholders

This prospectus relates to our registration, for the account of the selling stockholders indicated below, of an aggregate of 43,432,598 shares of our common stock, including 12,849,200 and 1,250,000 shares underlying certain of our warrants and options, respectively, pursuant to registration rights granted by us to the selling stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the selling stockholders' shares of common stock. We have also agreed to indemnify and hold harmless the selling stockholders against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act of 1933.

The selling stockholders acquired our common stock and/or warrants in one or more of the following transactions:

   o On February 2, 2005, we issued in a private placement 148,148 shares of Series A preferred stock and warrants to purchase 74,070 shares of Series B preferred stock (the 2005 private placement). In connection with the 2005 private placement, warrants to purchase 14,815 shares of Series A preferred stock and 7,401 shares of Series B preferred stock were issued to Griffin Securities, Inc. as a finder's fee. On March
      29, 2005, the preferred stock and warrants to purchase preferred stock were converted into an aggregate of 14,814,800 shares of common stock and warrants to purchase 9,629,200 shares of common stock.

   o On January 31, 2005, we acquired Network Engineering Software for 9,599,993 shares of common stock and other consideration, which we refer to in this prospectus as the "NES Acquisition." Of such shares, 1,999,999 shares were placed in escrow to settle any post-acquisition contingencies pursuant to the terms of an escrow agreement. As of August 1, 2006, 249,999 of such shares remained in escrow and will be released on the later of February 1, 2007 or the expiration of the statute of limitations applicable to certain tax matters as stated in the acquisition agreement.

   o On January 29, 2004, we issued in a private placement 5,000,000 shares of common stock and five-year warrants to purchase 2,500,000 shares of common stock (the 2004 private placement). We also issued to Griffin Securities, as a placement agent fee in respect to the 2004 private placement, warrants to acquire 750,000 shares of common stock.

See "Certain Transactions" for further information concerning the 2004 private placement, the 2005 private placement and the NES Acquisition.

On February 1, 2005, we issued employee stock options to purchase 1,000,000 shares of common stock to Ralph Wesinger. On February 16, 2005, we issued employee stock options to purchase 250,000 shares of common stock to Gary Green.

We believe that the persons named in this table have sole voting and investment power with respect to all shares of common stock that they beneficially own. The last column of this table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. Except as set forth in the notes to this table, there is not nor has there been a material relationship between us and any of the selling stockholders within the past three years.

                                                                      Common Stock
                                             Number of Shares          Offered by
Name of Selling Stockholder                 Beneficially Owned     Selling Stockholder   Number   Percent
----------------------------------------  -----------------------  -------------------  --------  -------
Ralph Wesinger (1)                          4,230,207 (2) (3)        4,230,207 (2) (3)      -         -
Crystal Bay Capital, LLC (4)                1,847,262                1,847,262              -         -
Steven Levy (5)                                28,954                   28,954              -         -
Oso Partners (5)                               20,629 (6)               20,629 (6)          -         -
Forest R. and Judith A. Romas (5)             143,289                  143,289              -         -
Clark Reams (5)                                 5,919                    5,919              -         -

                                                                      Common Stock
                                             Number of Shares          Offered by
Name of Selling Stockholder                 Beneficially Owned     Selling Stockholder   Number   Percent
----------------------------------------  -----------------------  -------------------  --------  -------
Neil Ison (5)                                  28,954                   28,954              -         -
William Sanders (5)                            18,561                   18,561              -         -
Craig Sjoberg (5)                              97,951                   97,951              -         -
Sierra Patent Group (7)                       448,750                  448,750              -         -
Ken D'Alessandro                              549,750 (8)              549,750              -         -
Timothy Brisson (9)                           314,875 (10)             314,875 (10)         -         -
Cardinal Law Group (11)                       500,000                  500,000              -         -
Orin Hirschman                              9,120,417 (12)(13)       4,565,217 (13)         -         -
AIGH Investment Partners, LLC (14)          4,555,200 (15)           4,555,200 (15)         -         -
Paul Packer                                 3,821,278 (16)(17)         881,687 (17)         -         -
Globis Capital Partners L.P. (18)           2,383,991 (19)           2,383,991 (19)         -         -
Globis Overseas Fund Ltd. (18)                555,600 (20)             555,600 (20)         -         -
Richard Grossman                              603,887 (21)             603,887 (21)         -         -
James Kardon                                  178,299 (22)             178,299 (22)         -         -
Anthony Altamura                               30,000 (23)              30,000 (23)         -         -
Hewlett Fund (24)                             499,705 (25)             499,705 (25)         -         -
Hershel Berkowitz                           1,311,561 (26)           1,311,561 (26)         -         -
Joshua A. Hirsch                              324,757 (27)             324,757 (27)         -         -
IDT Capital, Inc. (28)                      5,555,500 (29)           5,555,500 (29)         -         -
Dr. Jack Dodick                               884,500 (30)             884,500 (30)         -         -
Spira Family Investment Partnership (31)      416,700 (32)             416,700 (32)         -         -
Fame Associates (33)                          416,700 (34)             416,700 (34)         -         -
Cam Co (35)                                 1,388,800 (36)           1,388,800 (36)         -         -
Anfel Trading Limited (37)                  1,944,300 (38)           1,944,300 (38)         -         -
Ganot Corporation (39)                        833,400 (40)             833,400 (40)         -         -
Mazel D&K, Inc. (41)                        1,111,000 (42)           1,111,000 (42)         -         -
F. Lyon Polk III                               37,000 (43)              37,000 (43)         -         -
Paul Tramontano                               111,000 (43)             111,000 (43)         -         -
SLAM Partners (44)                             90,500 (45)              55,500 (45)       35,000      *
Griffin Securities, Inc. (46)               2,315,950 (47)           2,315,950 (47)         -         -
Friendly Capital LLC (46)                      93,750 (48)              93,750 (48)         -         -
Robert U. Giannini (49)                       130,625 (48)             130,625 (48)         -         -
Mark H. Zizzamia (49)                         130,625 (48)             130,625 (48)         -         -
Thomas W. Muldowney (49)                      140,625 (48)             140,625 (48)         -         -
Salvatore J. Saraceno (49)                    130,625 (48)             130,625 (48)         -         -
Gary Green (50)                               250,000 (51)             250,000 (51)         -         -
Kennedy Capital Management                  1,000,000                1,000,000              -         -
----------------------------------------

*     Denotes less than 1%

(1) Prior to the NES Acquisition, Mr. Wesinger was a director, the president and the majority shareholder of Network Engineering Software. In accordance with the terms of the NES Acquisition agreement, Mr. Wesinger became a non-executive employee of our company upon consummation of the NES Acquisition.
(2) Includes 249,999 shares held in escrow pursuant to the Network Engineering Software Escrow Agreement. For the duration of the escrow, Mr. Wesinger has the right to vote, but not to dispose of, such shares.
(3) Includes 1,000,000 shares of common stock issuable upon exercise of options. 83,333 of such shares vest on May 1, 2005 and the remainder vest in a series of 33 successive equal monthly installments upon Mr. Wesinger's completion of each additional month's service as our employee.
(4) Prior to the NES Acquisition, Crystal Bay Capital, LLC (CBC) was a shareholder of Network Engineering Software. F. Michael Stone is the managing member of CBC and has sole voting and dispositive power with respect to the shares held by CBC.
(5) Prior to the NES Acquisition, such person was a shareholder of Network Engineering Software.
(6) Scott Fine is the managing partner of Oso Partners. Mr. Fine exercises sole voting and dispositive power with respect to the shares beneficially owned by Oso Partners.
(7) Prior to the NES Acquisition, Sierra Patent Group was a creditor of Network Engineering Software. Ken D'Alesandro is the managing director of the Sierra Patent Group and has sole voting and dispositive power with respect to such shares.
(8)  Includes 448,750 shares held by Sierra Patent Group.
(9)  Mr. Brisson is one of our employees.
(10) Includes 75,000 shares of common stock issuable upon exercise of options. 2,273 of such shares vested on November 11, 2005 and the remainder vest in a series of 32 successive equal monthly installments upon Mr. Brisson's completion of each additional month's service as our employee.
(11) Prior to the NES Acquisition, Cardinal Law Group was a creditor of Network Engineering Software. Frank Nicholas is president of the Cardinal Law Group and has sole voting and dispositive power with respect to such shares.
(12) Includes 3,036,800 shares held by, and 1,518,400 shares issuable upon exercise of warrants held by, AIGH Investment Partners, LLC.
(13) 1,521,739 of such shares are issuable upon exercise of warrants held by Orin Hirschman.
(14) Orin Hirschman is the managing member of AIGH Investment Partners, LLC and has sole voting and dispositive power with respect to such shares.
(15) 1,518,400 of such shares are issuable upon exercise of warrants.
(16) Includes 1,589,361 shares held by, and 794,630 shares issuable upon exercise of warrants held by, Globis Capital Partners L.P. and 370,400 shares held by, and 185,200 shares issuable upon exercise of warrants held by, Globis Overseas Fund Ltd.
(17) 293,896 of such shares are issuable upon exercise of warrants held by Paul Packer.
(18) Paul Packer is the managing member of Globis Capital Partners (Globis Capital) and is the managing member of the general partner of the manager of Globis Overseas Fund, Ltd. (Globis Overseas). Mr. Packer exercises sole voting and dispositive power with respect to the shares beneficially owned by Globis Capital and Globis Overseas.
(19) 794,630 of such shares are issuable upon exercise of warrants.
(20) 185,200 of such shares are issuable upon exercise of warrants.
(21) 201,296 of such shares are issuable upon exercise of warrants.
(22) 59,399 of such shares are issuable upon exercise of warrants.
(23) 10,000 of such shares are issuable upon exercise of warrants.
(24) Jacob J. Spinner, the general partner of Hewlett Fund, exercises voting and investment power over the shares held by this entity. Mr. Spinner disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein. We have been informed by Hewlett Fund that it purchased the shares being offered pursuant to this prospectus in the ordinary course of business and, at the time of the purchase of such shares, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.
(25) 247,496 of such shares are issuable upon exercise of warrants.
(26) 659,387 of such shares are issuable upon exercise of warrants.
(27) 139,557 of such shares are issuable upon exercise of warrants.

(28) Howard Jonas exercises sole voting and dispositive power with respect to such shares.
(29) 1,851,800 of such shares are issuable upon exercise of warrants.
(30) 294,800 of such shares are issuable upon exercise of warrants.
(31) Steven W. Spira exercises sole voting and dispositive power with respect to such shares.
(32) 138,900 of such shares are issuable upon exercise of warrants.
(33) Abraham Fruchthandler, general partner of Fame Associates, exercises sole voting and dispositive power with respect to such shares.
(34) 138,900 of such shares are issuable upon exercise of warrants.
(35) Charles Alpert exercises sole voting and dispositive power with respect to such shares.
(36) 462,900 of such shares are issuable upon exercise of warrants.
(37) Tzvi Levy exercises sole voting and dispositive power with respect to such shares.
(38) 648,100 of such shares are issuable upon exercise of warrants.
(39) Sisel Klurman exercises sole voting and dispositive power with respect to such shares.
(40) 277,800 of such shares are issuable upon exercise of warrants.
(41) Reuven Dessler and Jack Koval exercise shared voting and dispositive power with respect to such shares.
(42) 370,300 of such shares are issuable upon exercise of warrants.
(43) 37,000 of such shares are issuable upon exercise of warrants.
(44) Sam Katzman, general partner of SLAM Partners, exercises sole voting and dispositive power with respect to such shares.
(45) 18,500 of such shares are issuable upon exercise of warrants.
(46) Adrian Stecyk, the Chief Executive Officer of Griffin Securities, exercises voting and investment power over the shares held by this entity. Mr. Stecyk disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein. Griffin Securities acted as placement agent for our January 2004 private placement. Griffin Securities received a finder's fee for the 2005 private placement.
(47) 834,450 of such shares are issuable upon exercise of warrants.
(48) All of such shares are issuable upon exercise of warrants
(49) Messrs. Giannini, Zizzamia, Muldowney and Saraceno are managing directors of Griffin Private Equity Group, a division of Griffin Securities. We have been informed by Griffin Securities and Messrs. Giannini, Zizzamia, Muldowney and Saraceno that they obtained the warrants (of which the underlying shares are being offered pursuant to this prospectus) in the ordinary course of business and, at the time they obtained such warrants, had no agreements or understandings, directly or indirectly, with any person to distribute the warrants or the shares underlying the warrants.
(50) Mr. Greene is one of our employees.
(51) Includes 250,000 shares of common stock issuable upon exercise of options. 7,576 of such shares vest on May 16, 2005 and the remainder vest in a series of 32 successive equal monthly installments upon Mr. Greene's completion of each additional month's service as our employee.

                              Plan Of Distribution

We are registering the shares on behalf of the selling stockholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledges, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

Sales of the shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on any securities exchange, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, short sales versus the box, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

The selling stockholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

  o the name of each such selling stockholder and of the participating broker-dealer(s);
  o  the number of shares involved;
  o  the price at which such shares were sold;
  o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
  o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
  o  other facts material to the transaction.

We will not receive any of the proceeds received by the selling stockholders in connection with any of their sales of our common stock. However, we will receive proceeds of up to $4,674,700 if all of the warrants that relate to the common stock being offered by the selling stockholders are exercised. We intend to use such proceeds, if any, for working capital and general corporate purposes.

                          Description Of Our Securities

Common Stock

We are currently authorized to issue up to 195,000,000 shares of our common stock, $0.0001 par value. As of March 5, 2007, 46,847,401 shares of our common stock were issued and outstanding, and held of record by approximately 171 persons. We estimate that there are in excess of 4,000 beneficial owners of our common stock.

Holders of shares of our common stock are entitled to such dividends as may be declared from time to time by the board in its discretion, on a ratable basis, out of funds legally available therefrom, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or other winding up of our affairs. All of the outstanding shares of our common stock are fully paid and non-assessable.

Warrants

The material terms of the warrants issued to the selling stockholders are as follows:

  o warrants to purchase an aggregate of 2,750,000 shares of our common stock are exercisable at $0.33 per share and expire on January 29, 2009;
  o warrants to purchase an aggregate of 470,000 shares of our common stock are exercisable at $0.23 per share and expire on January 29, 2009;
  o warrants to purchase an aggregate of 1,481,500 shares of our common stock are exercisable at $0.27 per share and expire on February 2, 2010;
  o warrants to purchase an aggregate of 8,147,700 shares of our common stock are exercisable at $0.40 per share and expire on February 2, 2010; and
  o The exercise price of the warrants is subject to adjustment upon the occurrence of certain events, including the issuance of our common stock at a price below the exercise price of the warrants or a split-up or combination of our common stock and a reorganization or merger to which we are a party.

Limitation of Liability

As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  o for any breach of the director's duty of loyalty to us or our stockholders;
  o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
  o under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and
  o for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our restated certificate of incorporation provides for the indemnification of our directors and officers, and, to the extent authorized by our board in its sole and absolute discretion, employees and agents, to the full extent authorized by, and subject to the conditions set forth in the Delaware law.

Delaware Anti-Takeover Law

We are subject to the provisions of section 203 of the Delaware law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

                                  Legal Matters

The validity of the shares of our common stock covered by this prospectus has been passed upon by Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 24th Floor, New York, New York 10020.

                                     Experts

The consolidated financial statements of GraphOn Corporation included in this prospectus and in the registration statement have been audited by Macias Gini & O'Connell LLP, Independent Registered Public Accounting Firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       Where Can You Find More Information

We have filed with the SEC a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, under that Act, we file reports, proxy statements and other information with the SEC. The registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC can be inspected and copied at prescribed rates at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC is publicly available through the SEC's site on the Internet, located at: http://www.sec.gov.

           Index to Consolidated Financial Statements
                                                                            Page
Report of Independent Registered Public Accounting Firm                      F-1
Consolidated Balance Sheet as of December 31, 2006                           F-2
Consolidated  Statements  of  Operations  for the  Years
Ended  December 31, 2006 and 2005                                            F-3
Consolidated  Statements of Shareholders' Equity for the
Years Ended December 31, 2006 and 2005                                       F-4
Consolidated  Statements  of Cash  Flows  for the  Years
Ended December 31, 2006 and 2005                                             F-6
Notes to Consolidated Financial Statements                                   F-7

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of GraphOn Corporation

We have audited the accompanying consolidated balance sheet of GraphOn Corporation and subsidiaries (the "Company") as of December 31, 2006 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GraphOn Corporation and subsidiaries as of December 31, 2006, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.


/s/ Macias Gini & O'Connell LLP
Macias Gini & O'Connell LLP
Sacramento, California
March 30, 2007

                               GraphOn Corporation
                           Consolidated Balance Sheet
                             As Of December 31, 2006

   Assets
   Current Assets:
   Cash and cash equivalents                                        $  2,937,100
   Accounts receivable, net of allowance
    for doubtful accounts of $46,800                                     680,400
   Prepaid expenses and other assets                                      65,300
                                                                    ------------
   Total Current Assets                                                3,682,800
                                                                    ------------
   Property and equipment, net                                           129,400
   Capitalized software, net                                               5,800
   Patents, net                                                        3,630,300
   Other assets                                                            4,700
                                                                    ------------
   Total Assets                                                     $  7,453,000
                                                                    ============
   Liabilities and Shareholders' Equity
   Current Liabilities:
   Accounts payable                                                 $    232,500
   Accrued expenses                                                      169,200
   Accrued wages                                                         391,600
   Deferred revenue                                                    1,153,100
                                                                    ------------
   Total Current Liabilities                                           1,946,400
                                                                    ------------
   Long Term Liabilities:
   Deferred revenue                                                    1,654,500
                                                                    ------------
   Total Liabilities                                                   3,600,900
                                                                    ------------
   Commitments and contingencies (Note 11)                                     -

   Shareholders' Equity
   Preferred stock, $0.01 par value, 5,000,000 shares
    authorized, no shares issued and outstanding                               -
   Common stock, $0.0001 par value, 195,000,000 shares
    authorized, 46,819,772 shares issued and outstanding                   4,700
   Additional paid-in capital                                         58,805,700
   Note receivable - shareholder                                        (260,100)
   Accumulated deficit                                               (54,698,200)
                                                                    ------------
   Total Shareholders' Equity                                          3,852,100
                                                                    ------------
   Total Liabilities and Shareholders' Equity                       $  7,453,000
                                                                    ============


           See accompanying notes to consolidated financial statements

                               GraphOn Corporation
                       Consolidated Statements Of Operations

                                                              For the Year Ended December 31,
                                                              -------------------------------
                                                                  2006              2005
   Revenue                                                    ------------       ------------
   Product licenses                                           $  3,513,000       $  3,772,400
   Service fees                                                  1,588,300          1,358,600
   Other                                                            69,300             49,200
                                                              ------------       ------------
   Total Revenue                                                 5,170,600          5,180,200
                                                              ------------       ------------
   Cost of revenue
   Product costs                                                   103,000            207,900
   Service costs                                                   431,000            295,800
                                                              ------------       ------------
   Total Cost of Revenue                                           534,000            503,700
                                                              ------------       ------------
   Gross Profit                                                  4,636,600          4,676,500
                                                              ------------       ------------
   Operating Expenses
   Selling and marketing                                         1,650,600          1,523,000
   General and administrative                                    3,975,900          3,042,100
   Research and development                                      2,093,700          1,277,600
                                                              ------------       ------------
   Total Operating Expenses                                      7,720,200          5,842,700
                                                              ------------       ------------
   Loss from Operations                                         (3,083,600)        (1,166,200)
                                                              ------------       ------------
   Other Income (Expense)
   Interest and other income                                        57,000             41,700
   Interest and other expense                                       (4,200)            (4,500)
                                                              ------------       ------------
   Total other income                                               52,800             37,200
                                                              ------------       ------------
   Loss Before Provision for Income Tax                         (3,030,800)        (1,129,000)
   Provision for income taxes                                        4,300             18,200
                                                              ------------       ------------
   Net Loss                                                     (3,035,100)        (1,147,200)
   Deemed dividend on preferred stock                                    -         (4,000,000)
                                                              ------------       ------------
   Loss Attributable to Common Shareholders                   $ (3,035,100)      $ (5,147,200)
                                                              ============       ============
   Basic and Diluted Loss per Common Share                    $      (0.07)      $      (0.12)
                                                              ============       ============
   Weighted Average Common Shares Outstanding                   46,201,791         41,833,535
                                                              ============       ============


                          See accompanying notes to consolidated financial statements


                               GraphOn Corporation
                 Consolidated Statements Of Shareholders' Equity

                                                                     For the Year Ended December 31,
                                                                     -------------------------------
                                                                         2006               2005
                                                                     ------------       ------------
   Preferred stock - shares outstanding
   Beginning balance                                                            -                  -
   Private placement - preferred stock and warrants                             -            148,148
   Conversion of preferred stock to common                                      -           (148,148)
                                                                     ------------       ------------
   Ending balance                                                               -                  -
                                                                     ============       ============
   Common stock - shares outstanding
   Beginning balance                                                   46,167,047         21,716,765
   Stock conversion - preferred to common                                       -         14,814,800
   Common stock issued - Network Engineering Software acquisition               -          9,599,993
   Employee stock purchase plan issuances                                  52,725             35,489
   Restricted stock awards                                                600,000                  -
                                                                     ------------       ------------
   Ending balance                                                      46,819,772         46,167,047
                                                                     ============       ============
   Common stock - amount
   Beginning balance                                                 $      4,600       $      2,200
   Stock conversion - preferred to common                                       -              1,500
   Common stock issued - Network Engineering Software acquisition               -                900
   Par value of restricted stock awards                                       100                  -
                                                                     ------------       ------------
   Ending balance                                                    $      4,700       $      4,600
                                                                     ------------       ------------
   Additional paid-in capital
   Beginning balance                                                 $ 58,342,700       $ 46,930,700
   Private placement proceeds - preferred stock and warrants                    -          4,000,000
   Costs of private placement - preferred stock and warrants                    -           (525,300)
   Deemed dividend - preferred shareholders                                     -          3,136,000
   Accreted dividend - preferred shareholders                                   -            864,000
   Agency fees - agent's warrants                                               -           (251,400)
   Non-cash contribution - agent's warrants                                     -            251,400
   Conversion of preferred stock to common                                      -             (1,500)
   Issuance of stock for Network Engineering Software acquisition               -          3,915,900
   Stock-based compensation expense                                       464,200              8,900
   Employee stock purchase plan issuances                                   8,500             10,000
   Par value of restricted stock awards                                      (100)                 -
   Other                                                                   (9,600)             4,000
                                                                     ------------       ------------
   Ending balance                                                    $ 58,805,700       $ 58,342,700
                                                                     ------------       ------------
   Deferred compensation
   Beginning balance                                                 $     (6,200)      $          -
   Issuance of options                                                          -             (8,900)
   Amortization of deferred compensation expense                            6,200              2,700
                                                                     ------------       ------------
   Ending balance                                                    $          -       $     (6,200)
                                                                     ------------       ------------
   Directors' notes receivable
   Beginning balance                                                 $          -       $    (50,300)
   Note payments - directors                                                    -             50,300
                                                                     ------------       ------------
   Ending balance                                                    $          -       $          -
                                                                     ------------       ------------


                                      F-4


   Shareholder note receivable
   Beginning balance                                                 $   (260,100)      $          -
   Reclassification of note from related party to shareholder                   -           (350,000)
   Note payments - shareholder                                                  -             89,900
                                                                     ------------       ------------
   Ending balance                                                    $   (260,100)      $   (260,100)
                                                                     ------------       ------------
   Accumulated other comprehensive loss
   Beginning balance                                                 $          -       $       (400)
   Foreign currency translation                                                 -                  -
   Translation write off - liquidation of subsidiary                            -                400
                                                                     ------------       ------------
   Ending balance                                                    $          -       $          -
                                                                     ------------       ------------
   Accumulated deficit
   Beginning balance                                                 $(51,663,100)      $(46,515,900)
   Deemed dividend - beneficial conversion feature                              -         (3,136,000)
   Accreted dividend - discount on private placement                            -           (864,000)
   Net loss                                                            (3,035,100)        (1,147,200)
                                                                     ------------       ------------
   Ending balance                                                    $(54,698,200)      $(51,663,100)
                                                                     ------------       ------------
   Total Shareholders' Equity                                        $  3,852,100       $  6,417,900
                                                                     ============       ============


                     See accompanying notes to consolidated financial statements

                                          GraphOn Corporation
                                Consolidated Statements Of Cash Flows

                                                                           For the Year Ended December 31,
                                                                           -------------------------------
   Cash Flows From Operating Activities:                                       2006               2005
                                                                           ------------       ------------
   Net loss                                                                $ (3,035,100)      $ (1,147,200)
   Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
   Depreciation and amortization                                              1,014,600          1,065,800
   Amortization of deferred compensation                                              -              2,700
   Stock option compensation expense                                            470,400                  -
   Repayment of directors' notes receivable                                           -             50,300
   Interest accrued on directors' notes receivable                                    -               (300)
   Proceeds from accrued interest on directors' notes receivable                      -              4,300
   Proceeds from note receivable - shareholder                                        -             89,900
   Proceeds from accrued interest on note receivable shareholder                      -             12,600
   Interest accrued on note receivable shareholder                               (9,600)           (12,600)
   Changes in operating assets and liabilities:
       Accounts receivable                                                       82,900           (244,400)
       Prepaid expenses and other assets                                        (21,600)           (19,600)
       Accounts payable                                                         110,500             51,300
       Accrued expenses                                                           7,100             (5,800)
       Accrued wages                                                            (93,100)           224,600
       Deferred revenue                                                       1,015,600            675,600
                                                                           ------------       ------------
   Net Cash Provided By (Used In) Operating Activities:                        (458,300)           747,200
                                                                           ------------       ------------
   Cash Flows Provided By (Used In) Investing Activities:
   Acquisition costs - Network Engineering Software                                   -           (699,000)
   Capital expenditures                                                         (85,800)           (70,600)
   Other assets                                                                   2,600             (2,500)
                                                                           ------------       ------------
   Net Cash Used In Investing Activities:                                       (83,200)          (772,100)
                                                                           ------------       ------------
   Cash Flows Provided By (Used In) Financing Activities:
   Proceeds from sale of common stock under ESPP                                  8,500             10,000
   Proceeds from private placement of preferred stock and warrants                    -          3,335,000
   Costs of private placement of preferred stock and warrants                   (58,000)          (467,300)
                                                                           ------------       ------------
   Net Cash Provided By (Used In) Financing Activities:                         (49,500)         2,877,700
                                                                           ------------       ------------
   Net Increase (Decrease) in Cash and Cash Equivalents                        (591,000)         2,852,800
   Cash and Cash Equivalents, beginning of period                             3,528,100            675,300
                                                                           ------------       ------------
   Cash and Cash Equivalents, end of period                                $  2,937,100       $  3,528,100
                                                                           ============       ============


                        See accompanying notes to consolidated financial statements

GraphOn Corporation
Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies

The Company. GraphOn Corporation (the "Company") was founded in May 1996 and is incorporated in the state of Delaware. The Company's headquarters are currently in Santa Cruz, California. The Company develops, markets, sells and supports business connectivity software, including Unix, Linux and Windows server-based software, with an immediate focus on web-enabling applications for use by Independent Software Vendors (ISVs), corporate enterprises, governmental and educational institutions, and others, primarily in the United States, Asia and Europe.

Basis of Presentation and Use of Estimates. The consolidated financial statements include the accounts of the Company and its subsidiaries (collectively, the "Company"), significant intercompany accounts and transactions are eliminated upon consolidation. In the Company's opinion, the consolidated financial statements presented herein include all necessary adjustments, consisting of only normal recurring adjustments to fairly state the Company's financial position, results of operations and cash flows for the periods indicated. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include the amount of stock-based compensation expense, the allowance for doubtful accounts, the estimated lives of intangible assets, depreciation of fixed assets, accruals for liabilities and others. Actual results could differ materially from those estimates.

Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Property and Equipment. Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years. Amortization of leasehold improvements is calculated using the straight-line method over the lesser of the lease term or useful lives of the respective assets, generally seven years.

Shipping and Handling. Shipping and handling costs are included in cost of revenue for all periods presented.

Purchased Technology. Purchased technology is amortized on a straight-line basis over the expected life of the related technology or five years, whichever is less.

Patents. The patents acquired in the Network Engineering Software acquisition are being amortized over their estimated remaining economic lives, currently estimated to be approximately 4 years, as of December 31, 2006. Costs associated with filing, documenting or writing patents are expensed as incurred.

Capitalized Software Costs. Under the criteria set forth in SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed," development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility, in the form of a working model, has been established, at which time such costs are capitalized until the product is available for general release to customers. Capitalized costs are amortized to cost of sales based on either estimated current and future revenue for each product or straight-line amortization over the shorter of three years or the remaining estimated life of the product, whichever produces the higher expense for the period.

Revenue. The Company markets and licenses products through various means, such as; channel distributors, independent software vendors ("ISVs"), value-added resellers ("VARs") (collectively "resellers") and direct sales to enterprise end users. Its product licenses are generally perpetual. The Company also separately sells maintenance contracts, which are comprised of license updates and customer service access, private-label branding kits, software developer kits ("SDKs") and product training services.

Generally, software license revenues are recognized when:

    o Persuasive evidence of an arrangement exists, (i.e., when the Company signs a non-cancelable license agreement wherein the customer acknowledges an unconditional obligation to pay, or upon receipt of the customer's purchase order) and
    o Delivery has occurred or services have been rendered and there are no uncertainties surrounding product acceptance, (i.e., when title and risk of loss have been transferred to the customer, which generally occurs when the media containing the licensed programs is provided to a common carrier or, in the case of electronic delivery, when the customer is given access to the licensed programs) and
    o The price to the customer is fixed or determinable, as typically evidenced in a signed non-cancelable contract, or a customer's purchase order, and
    o Collectibility is probable. If collectibility is not considered probable, revenue is recognized when the fee is collected.

Revenue recognized on software arrangements involving multiple elements is allocated to each element of the arrangement based on vendor-specific objective evidence ("VSOE") of the fair values of the elements; such elements include licenses for software products, maintenance, or customer training. The Company limits assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately.

If sufficient VSOE of fair value does not exist, so as to permit the allocation of revenue to the various elements of the arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. If evidence of VSOE of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

Certain resellers inventory licenses they intend to resell, bundled together with maintenance that provides the reseller with license updates and customer service. Upon receipt of the order, if all other revenue recognition criteria outlined above have been met, product licensing revenue is recognized when the reseller is given access to the licensed program(s). The resellers are generally required to provide periodic (monthly or quarterly) sell-through reports that detail, for the respective period, various items, such as the number of licenses purchased, the number sold to other parties and the ending balance of licenses held as inventory available for future sale. The recognition of maintenance revenue for these resellers is based on estimated reseller inventory turnover levels, which are reconciled to actual upon receipt of the sell-through report. Estimated reseller inventory turnover levels are calculated on a first-in, first-out basis utilizing the Company's shipping and license activation records, purchase orders and other available customer information.

There are no rights of return granted to resellers or other purchasers of the Company's software programs.

Revenue is recognized from maintenance contracts ratably over the related contract period, which generally ranges from one to five years.

Segment information. The Company operates in one business segment.

Allowance for Doubtful Accounts. The allowance for doubtful accounts is based on assessments of the collectibility of specific customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer's credit worthiness or actual defaults are higher than historical experience, the allowance for doubtful accounts is increased.

Income Taxes. Under SFAS No. 109, "Accounting for Income Taxes," deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement and income tax bases of assets, liabilities and carryforwards using enacted tax rates. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Realization is dependent upon future pre-tax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in effect in future periods.

Fair Value of Financial Instruments. The fair value of the Company's cash, cash equivalents, accounts receivable, accounts payable and other current liabilities approximate their carrying amounts due to the relative short maturities of these items. The carrying amount reported on the balance sheet for the note receivable
- shareholder reflects the current principal balance remaining to be repaid to the Company. The estimated fair value is based on the Company's estimates of interest rates on similar instruments.

Long-Lived Assets. Long-lived assets are assessed for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, or whenever the Company has committed to a plan to dispose of the assets. Measurement of the impairment loss is based on the fair value of the assets. Generally, the Company determines fair value based on appraisals, current market value, comparable sales value, and undiscounted future cash flows as appropriate. Assets to be held and used affected by such impairment loss are depreciated or amortized at their new carrying amount over the remaining estimated life; assets to be sold or otherwise disposed of are not subject to further depreciation or amortization.

Loss Contingencies. The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of the loss or impairment of an asset or the incurrence of a liability as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated. The Company regularly evaluates current information available to it to determine whether such accruals should be adjusted.

Stock-Based Incentive Programs. Prior to January 1, 2006, the Company accounted for its stock-based compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and related interpretations, as permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS No. 123"). The Company did not recognize compensation cost related to stock options granted to its employees and non-employee directors that had an exercise price equal to or above the market value of the underlying common stock on the date of grant in its consolidated statement of operations and comprehensive loss prior to January 1, 2006.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" and related interpretations ("FAS No. 123R") using the modified prospective transition method. Under that method, compensation cost recognized in the year ended December 31, 2006 includes (a) compensation cost for all stock-based awards granted prior to, but not yet vested as of January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of FAS No. 123 and (b) compensation cost for all stock-based awards granted on or subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS No. 123R.

Results for prior periods have not been restated.

As a result of adopting FAS No. 123R on January 1, 2006, the Company's loss from operations, loss before provision for income taxes and net loss for the year ended December 31, 2006 are each $470,400 higher than if the Company had continued to account for stock-based compensation under APB No. 25.

Pro Forma Information under FAS No. 123 for Periods Prior to January 1, 2006

The following table illustrates what the effect would have been on net loss and loss per share if the Company had applied the fair value recognition provisions of FAS No. 123 to stock-based awards in the year ended December 31, 2005:

                                                            Year Ended
                                                         December 31, 2005
                                                         -----------------
   Net loss, as reported:                                $      (1,147,200)
   Less: deemed preferred dividends                             (4,000,000)

   Deduct: total stock-based compensation expense
    determined under the fair-value method for all
    awards, net of related tax effects                            (425,000)
                                                         -----------------
   Pro forma net loss                                    $      (5,572,200)
                                                         =================
   Basic and diluted loss per share
   As reported                                           $           (0.12)
   Pro forma                                             $           (0.13)

For purposes of the pro forma calculations, the fair value of each option was estimated on the date of the grant using the Black-Scholes option-pricing model, assuming no dividends, expected volatility of 60%, a risk free interest rate range of 1.5% to 2.5% and an expected term of five years. The weighted average fair value of stock-based awards granted during 2005 was $0.45. No stock options were exercised during 2005 and forfeitures were recognized as they occurred.

Valuation and Expense Information under FAS No. 123R

The Company recorded stock-based compensation expense of $470,400 in the year ended December 31, 2006. As required by FAS No. 123R, the Company estimates forfeitures of employee stock-based awards and recognizes compensation cost only for those awards expected to vest. Forfeiture rates are estimated based on an analysis of historical experience and are adjusted to actual forfeiture experience as needed.

The following table illustrates the stock-based compensation expense recorded during the year ended December 31, 2006 by income statement classification:

                                                Year Ended
    Income statement classification          December 31, 2006
    -------------------------------          -----------------
    Cost of revenue                          $          17,500
    Selling and marketing expense                       35,100
    General and administrative expense                 337,100
    Research and development expense                    80,700
                                             -----------------
                                             $         470,400
                                             =================

In connection with the adoption of FAS No. 123R, the Company estimated the fair value of each stock-based award and employee stock purchase plan ("ESPP") share granted during the year ended December 31, 2006 on the date of grant using a binomial model, with the following assumptions: no dividends, risk-free annual interest rates ranging from 4.46% to 5.02%, estimated forfeiture rates ranging from 5% to 10%, an estimated exercise factor of 10%, expected volatility ranging from 153% to 159% and an expected term of 7.5 years (6 months for ESPP shares - see below).

The Company does not anticipate paying dividends on its common stock for the foreseeable future. The Company used the average historical volatility of its daily closing price since it went public (July 13, 1999) through the end of each quarterly reporting period during 2006 as the basis of its calculation for stock-based compensation expense.

The approximate risk free interest rate was based on the implied yield available on U.S. Treasury issues with remaining terms equivalent to the Company's expected term on its stock-based awards. The expected term of the Company's stock-based awards was based on historical award holder exercise patterns and considered the market performance of the Company's common stock and other items. The expected term of the ESPP shares was six months, which is the length of time between the ESPP grant and purchase dates.

The estimated forfeiture rate was based on an analysis of historical data and considered the impact of events such as the work force reductions the Company carried out during previous years. The estimated exercise factor was based on an analysis of historical data and included a comparison of historical and current share prices.

For grants made during the year ended December 31, 2006, the weighted average fair value of stock-based awards was $0.21 and for ESPP shares was $0.14.

The following table presents a summary of the status and activity of the Company's stock options and stock awards for the year ended December 31, 2006.

                                                                            Weighted Average
                                                                               Remaining
                                                       Weighted Average     Contractual Term        Aggregate
                                            Shares      Exercise Price          (Years)          Intrinsic Value
                                         -----------    --------------     ------------------    ---------------
   Outstanding - December 31, 2005        5,716,268        $   0.53
   Granted                                2,385,000        $   0.21
   Exercised                                      -               -
   Forfeited or expired                    (224,655)       $   0.37
                                         -----------
   Outstanding - December 31, 2006        7,876,613        $   0.45               7.35              $   23,400
                                         ===========

During the year ended December 31, 2006, the Company granted an aggregate 1,385,000 stock options to its directors, executives and employees, and 600,000 service-based restricted stock awards and an aggregate 400,000 performance vested restricted stock awards (together, the "restricted stock awards") to a non-executive employee. The weighted average grant date fair value of all restricted stock awards was $0.16 and such value is excluded from the weighted average exercise price of options and awards granted in the preceding table as such restricted stock awards do not have an exercise price. No restricted stock awards were outstanding as of December 31, 2005. The weighted average remaining contractual term of the restricted stock awards is approximately 1.5 years and is excluded from the weighted average remaining contractual term of the outstanding options and awards as of December 31, 2006 in the preceding table. The aggregate intrinsic value of the restricted stock awards is approximately $60,000 and is excluded from the aggregate intrinsic value of the outstanding options and awards as of December 31, 2006 in the preceding table.

Of the options and awards outstanding as of December 31, 2006, 4,732,724 were vested, 3,021,693 were estimated to vest in future periods and 122,200 were estimated to be forfeited prior to their vesting.

Generally, all options are exercisable immediately upon grant and they vest ratably over a 33-month period commencing in the fourth month after the grant date. The Company has the right to repurchase exercised options that have not vested upon their forfeiture at the respective option's exercise price.

No stock options were exercised during the year ended December 31, 2006. As of December 31, 2006, there was approximately $539,100 of total unrecognized compensation cost, net of estimated forfeitures, related to stock-based compensation. That cost is expected to be recognized over a weighted-average period of approximately one year.

Earnings Per Share of Common Stock. SFAS No. 128, "Earnings Per Share," provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income attributable to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by adding other common stock equivalents, including common stock options, warrants and redeemable convertible preferred stock, in the weighted average number of common shares outstanding for a period, if dilutive. Potentially dilutive securities are excluded from the computation if their effect is antidilutive. For the years ended December 31, 2006 and 2005, 20,325,817 and 19,022,157 shares, respectively, of common stock equivalents were excluded from the computation of diluted earnings per share since their effect would be antidilutive.

Comprehensive Loss. SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during the period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain/loss of available-for-sale securities. The individual components of comprehensive income
(loss) are reflected in the consolidated statement of operations. For the years ended December 31, 2006 and 2005, there were no items of comprehensive income
(loss).

New Accounting Pronouncements. In September 2006, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 ("SAB 108") which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in the first fiscal year ending after November 15, 2006. The adoption of SAB 108, effective December 31, 2006, did not have a material impact on the Company's results of operations, cash flows or financial position.

In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 158, "Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans" ("SFAS 158") which improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end balance sheet, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ended after December 15, 2006. The adoption of SFAS 158, effective December 31, 2006, did not have a material impact on the Company's results of operations, cash flows or financial position.

In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157") which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements, however, for some entities; application of SFAS 157 will change current practice. SFAS 157 is effective for financial statements issued for the first fiscal year beginning after November 15, 2007 and interim periods within those fiscal years. The Company is assessing the impact of SFAS 157, but does not expect it to have a material impact on its results of operations, cash flows or financial position.

In June 2006, FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48). FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. The Company adopted FIN 48, effective January 1, 2007, and the cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of January 1, 2007. The Company does not expect the adoption of FIN 48 to have a material impact on its consolidated results of operations or financial condition.

2.  Patents (Network Engineering Software Acquisition)

On January 31, 2005, the Company acquired all of the outstanding common stock of Network Engineering Software in exchange for 9,599,993 shares of the Company's common stock, valued at $3,916,800, and approximately $897,800 in cash payments to settle various claims against Network Engineering Software prior to the acquisition.

Approximately $665,000 of the $897,800 cash payments was made in December 2004 by AIGH Investment Partners, LLC ("AIGH"), an affiliate of a principal stockholder (Orin Hirschman), to settle, on the Company's behalf, certain third party litigation against Network Engineering Software. The Company reimbursed this amount through a partial credit against the price of its securities acquired by AIGH in the 2005 private placement (See Note 3).

The Company incurred $525,800 of transaction costs, resulting in a purchase price of $5,340,400. The acquisition was accounted for as a business combination, in accordance with SFAS No. 141, "Business Combinations." Accordingly, the assets acquired (primarily consisting of patents, patent applications, and in-process patent applications) have been recorded at their estimated fair value. The results of operations of Network Engineering Software are included in the Company's statement of operations for the year ended December 31, 2005.

In connection with the acquisition, the Company recorded a deferred tax liability of $2,151,200, resulting from a difference between the tax basis and financial statement basis of the assets acquired. Furthermore, the Company recorded a corresponding $2,151,200 reduction in its valuation allowance on its deferred tax assets to reflect management's estimate that it is more likely than not that the Company will realize the tax benefits from utilization of certain of its tax net operating loss carryforwards from future reversals of the taxable temporary differences arising from the Network Engineering Software acquisition. These amounts, which have a current book value of $1,452,100 as of December 31, 2006, have been netted together on the Company's consolidated balance sheet.

The estimated cost of the patent related assets is being amortized over its estimated remaining four year life, as of December 31, 2006, using the straight-line method. For the years ended December 31, 2006 and 2005, approximately $889,000 and $821,000, respectively, of amortization was charged against the cost of the patent related assets. The Company anticipates charging approximately $889,000 of amortization against the cost of the patent related assets in each of the years ended December 31, 2007, 2008, 2009 and 2010 and approximately $74,000 in the year ended December 31, 2011.

As of December 31, 2004, prior to the consummation of the acquisition, the Company had deferred approximately $269,700 of the acquisition costs. These deferred acquisition costs are included in the transaction costs above.

The allocation of the purchase price to the identifiable intangible assets acquired and liabilities assumed was as follows:

   Fair value of stock issued                        $ 3,916,800
   Fair value of liabilities settled with cash           897,800
   Transaction costs settled with cash                   525,800
                                                     -----------
   Purchase price of patent related assets           $ 5,340,400
                                                     ===========

The fair value of the stock issued was based upon the issuance of 9,599,993 shares of the Company's common stock at approximately $0.408 per share. The fair value of the liabilities settled with cash includes the $665,000 cash payments made by AIGH, as previously discussed.

As of December 31, 2006 Patents were comprised as follows:

   Patents and patent-related assets       $ 5,340,400
   Less: accumulated amortization            1,710,100
                                           -----------
                                           $ 3,630,300
                                           ===========

3.  Deemed Dividends on Preferred Stock

On February 2, 2005, the Company completed the 2005 Private Placement, which raised a total of $4,000,000 (inclusive of the $665,000 credit issued to AIGH; See Note 2) through the sale of 148,148 shares of Series A preferred stock and five-year warrants to purchase 74,070 shares of Series B preferred stock.

The deemed fair value of the Series A preferred stock was estimated based on the market price and underlying number of common shares they would have converted into had the conversion occurred immediately upon their issuance. The market price for the Company's common stock on the commitment date of the 2005 private placement was $0.46 and the Series A preferred stock would have converted into 14,814,800 common shares, thus deriving an estimated fair value of approximately $6,814,800 at that date.

The fair value of the warrants was estimated to be $1,877,700 and was calculated using the Black-Scholes option pricing model with the following weighted average assumptions: a risk free interest rate of 1.5%, a volatility factor of 60%, a dividend yield of 0% and a five year contractual life.

Based on the relative fair values of the Preferred Shares and the warrants at the time of their issuance, the Company allocated $3,136,000 of the $4,000,000 proceeds of the 2005 Private Placement to the Preferred Shares and $864,000 to the warrants.

The Preferred Shares issued by the Company contained a non-detachable conversion feature (the "Beneficial Conversion Feature") that was in-the-money upon completion of the 2005 Private Placement, in that the deemed fair value of Common Stock into which the Preferred Shares could be converted exceeded the allocated value of $3,136,000 by $3,678,800 (using the intrinsic value method). This discount resulting from recording the Beneficial Conversion Feature was limited to the allocated proceeds of $3,136,000 and was recognized as if this amount had been declared a non-cash dividend to the preferred shareholders when the preferred stock converted to common stock.

Additionally, the approximate $864,000 discount resulting from the allocation of the proceeds of the 2005 Private Placement on a relative fair value basis to the Series A preferred shares and the warrants issued in the 2005 Private Placement was also recognized as if this amount had been declared a non-cash dividend to the preferred shareholders when the preferred stock converted to common stock.

On March 29, 2005, the Company's stockholders approved an amendment to the Company's certificate of incorporation increasing its authorized but unissued common stock from 45,000,000 to 195,000,000 shares. Upon the effectiveness of the certificate of amendment to the Company's certificate of incorporation implementing this increase, each share of Series A preferred stock was automatically converted into 100 shares of common stock and each warrant was automatically converted into a warrant to purchase that number of shares of common stock equal to the number of shares of preferred stock subject to the warrant multiplied by 100. As a result, all outstanding shares of Series A Preferred Stock (148,148 shares) were converted into 14,814,800 shares of common stock. In addition, upon the effectiveness of the certificate of amendment, all outstanding warrants to purchase shares of Series A preferred stock (14,815 shares) and Series B preferred stock (81,477 shares) were converted into five-year warrants to purchase 1,481,500 shares of common stock at an exercise price of $0.27 per share and five-year warrants to purchase 8,147,700 shares of common stock at an exercise price of $0.40 per share, respectively.

4.  Property and Equipment.

Property and equipment of December 31, 2006 consisted of the following:

   Equipment                                             $  999,700
   Furniture                                                276,700
   Leasehold improvements                                    50,300
                                                         ----------
                                                          1,326,700
   Less: accumulated depreciation and amortization        1,197,300
                                                         ----------
                                                         $  129,400
                                                         ==========

5.  Capitalized Software.

Capitalized software as of December 31, 2006 was comprised of the following:

   Capitalized software development costs                $  719,500
   Less: accumulated amortization                           713,700
                                                         ----------
                                                         $    5,800
                                                         ==========

6.  Accrued Liabilities.

Accrued liabilities as of December 31, 2006 consisted of the following:

   Professional fees                                     $  132,500
   Provision for taxes                                       22,500
   Other                                                     14,200
                                                         ----------
                                                         $  169,200
                                                         ==========

7.  Note Receivable - Shareholder.

On October 6, 2004, the Company entered into a letter of intent to acquire Network Engineering Software (see Note 2). The Company contemporaneously loaned $350,000 to Ralph Wesinger, Network Engineering Software's majority shareholder, to fund his purchase of all their common stock then owned by another person. The Company received Mr. Wesinger's 5-year promissory note, which bears interest at a rate of 3.62% per annum and which was secured by his approximately 65% equity interest in Network Engineering Software, to evidence this loan. Mr. Wesinger also agreed that the Company would receive 25% of the gross proceeds of any sale or transfer of any of Mr. Wesinger's Network Engineering Software's shares, which shall be applied in reduction of the then outstanding balance of his note, until the note is paid in full or becomes due, whichever occurs first. The Company has the option to accelerate the maturity date of this note upon the occurrence of certain events.

Upon completion of the Company's acquisition of Network Engineering Software (see Note 2), the 52,039 shares of Network Engineering Software common stock collateralizing the note receivable were replaced by 4,830,207 shares of the Company's common stock. As of December 31, 2006, 1,500,000 of such shares had been sold; resulting in payments to the Company of approximately $89,900 and $15,600, principal and interest, respectively, and 3,330,207 shares collateralized the note.

8.  Stockholders' Equity.

Common Stock. During 2005 the Company issued 148,148 shares of Series A preferred stock and five-year warrants to purchase 74,070 shares of Series B preferred stock as part of the 2005 private placement (See Note 3) that raised gross proceeds of $4,000,000, which were offset by costs aggregating approximately $1,888,200.

Under the terms of the 2005 private placement, upon the effectiveness of an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock, all shares of Series A preferred stock and Series B preferred stock would automatically convert into shares of Common Stock at a rate of 100 shares of Common Stock for each share of preferred stock, and all warrants issued in the 2005 private placement would automatically become exercisable for shares of Common Stock at a rate of 100 shares of Common Stock for each share of preferred stock underlying such Warrants.

At the special meeting of the Company's stockholders, held on March 29, 2005, the stockholders approved the amendment to the Company's Certificate of Incorporation to increase the authorized number of common shares from 45,000,000 to 195,000,000. Consequently, an aggregate of 148,148 shares of Series A preferred stock were converted into 14,814,800 shares of common stock and warrants to purchase an aggregate of 74,070 Series B preferred stock were converted into warrants to purchase an aggregate 7,407,000 shares of common stock.

Also during 2005, the Company acquired Network Engineering Software (See Note 2) for 9,599,993 shares of common stock, the assumption of approximately $235,000 of Network Engineering Software's indebtedness and the reimbursement to AIGH Investment Partners, LLC ("AIGH"), an affiliate of a principal stockholder (Orin Hirschman), of $665,000 for its advance on the Company's behalf of a like sum in December 2004 to settle certain third party litigation against Network Engineering Software. This reimbursement was effected by a partial credit against the price of the securities acquired by Mr. Hirschman in the 2005 private placement (See Note 3).

During 2006 and 2005, the Company issued 52,725 and 35,489 shares of common stock, respectively, to employees in connection with the Employee Stock Purchase Plan, resulting in net cash proceeds of $8,500 and $10,000, respectively.

During 2006, the Company awarded 600,000 service-based restricted shares of common stock to a non-executive employee, upon that employee's hiring, under the terms of its 2005 Equity Incentive Plan. Approximately $13,200 of stock-based compensation expense related to these restricted shares was recognized as a component of research and development expenses during 2006. The Company also awarded an aggregate 400,000 performance vested restricted shares to the same employee under the terms of its 2005 Equity Incentive Plan. Approximately $6,900 of stock-based compensation expense was recognized as a component of research and development expense during 2006 related to the performance vested restricted shares (See Note 1).

Note Receivable - Shareholder.  See Note 7.

Stock Purchase Warrants. As of December 31, 2006, the following common stock warrants were issued and outstanding:

   Issued with respect to:       Shares subject to warrant     Exercise price      Expiration date
   -----------------------       -------------------------     --------------      ---------------
   2004 Private placement               2,750,000                  $ 0.33                 01/09
   2004 Private placement                 470,000                  $ 0.23                 01/09
   2005 Private placement               8,147,700                  $ 0.40                 02/10
   2005 Private placement               1,481,500                  $ 0.27                 02/10

1996 Stock Option Plan. In May 1996 the Company's 1996 Stock Option Plan (the "96 Plan") was adopted by the board and approved by the stockholders. The 96 Plan is restricted to employees, including officers, and to non-employee directors. As of December 31, 2006, the 96 Plan has expired and no future options may be granted from this plan.

As of December 31, 2006, options to purchase 105,534 shares of common stock were outstanding.

1998 Stock Option/Stock Issuance Plan. In June 1998 the Company's 1998 Stock Option/Stock Issuance Plan (the "98 Plan") was adopted by the board and approved by the stockholders. Pursuant to the terms of the 98 Plan, options or stock may be granted and issued, respectively, to officers and other employees, non-employee board members and independent consultants who render services to the Company. As of December 31, 2006, the Company is authorized to issue up to 4,455,400 options or stock in accordance with the terms of the 98 Plan, as amended.

Under the 98 Plan the exercise price of options granted is to be not less than 85% of the fair market value of the Company's common stock on the date of the grant. The purchase price of stock issued under the 98 Plan shall also not be less than 85% of the fair market value of the Company's stock on the date of issuance or as a bonus for past services rendered to the Company. As of December 31, 2006, options to purchase 3,840,989 shares of common stock were outstanding, 323,904 options had been exercised, 248,157 shares of common stock had been issued directly under the 98 Plan, an aggregate 40,558 unvested options and common stock previously issued had been repurchased and 82,908 shares remained available for grant/issuance. The Company did not issue any direct shares under the 98 Plan in either 2006 or 2005, and does not anticipate issuing any direct shares in 2007 under the 98 Plan.

Supplemental Stock Option Plan. In May 2000, the board approved an additional stock option plan (the "Supplemental Plan"). Pursuant to the terms of the Supplemental Plan, options are restricted to employees who are neither officers nor directors at the grant date. As of December 31, 2006, the Company is authorized to issue up to 400,000 shares in accordance with the terms of the Supplemental Plan.

Under the Supplemental Plan the exercise price of options granted is to be not less than 85% of the fair market value of the Company's common stock on the date of the grant or, in the case when the grant is to a holder of more than 10% of the Company's common stock, at least 110% of the fair market value of the Company's common stock on the date of the grant. As of December 31, 2006, options to purchase 371,000 shares of common stock were outstanding and 29,000 remained available for issuance under the Supplemental Plan.

NES Stock Option Plan. In January 2005, the board approved an additional stock option plan (the "NES Plan"). Pursuant to the terms of the NES Plan, options are restricted to a named employee who was neither an officer nor director at the grant date. The Company is authorized to issue up to 1,000,000 shares in accordance with the terms of the NES Plan.

Under the NES Plan the exercise price of options granted is to be equal to the fair market value of the Company's common stock on the date of the grant. As of December 31, 2006, options to purchase 1,000,000 shares of common stock were outstanding and none remained available for issuance under the NES Plan.

GG Stock Plan. In February 2005, the board approved an additional stock option plan (the "GG Plan"). Pursuant to the terms of the GG Plan, options are restricted to a named employee who was neither an officer nor director at the grant date. The Company is authorized to issue up to 250,000 shares in accordance with the terms of the GG Plan.

Under the GG Plan the exercise price of options granted is to be equal to the fair market value of the Company's common stock on the date of the grant. As of December 31, 2006, options to purchase 250,000 shares of common stock were outstanding and none remained available for issuance under the GG Plan.

2005 Equity Incentive Plan. In December 2005, the Company's 2005 Equity Incentive Plan (the "05 Plan") was adopted by the board and approved by the stockholders. Pursuant to the terms of the 05 Plan, options or performance vested stock may be granted to officers and other employees, non-employee board members and independent consultants and advisors who render services to the Company. The Company is authorized to issue up to 3,500,000 options or performance vested stock in accordance with the terms of the 05 Plan.

In the case of a performance vested stock award, the entire number of shares subject to such award would be issued at the time of the grant and subject to vesting provisions based on time or other conditions specified by the Board or an authorized committee of the Board. For awards based on time, should the grantee's service to the Company end before full vesting occurred, all unvested shares would be forfeited and returned to the Company. In the case of awards granted with vesting provisions based on specific performance conditions, if those conditions are not met, then all shares would be forfeited and returned to the Company. Until forfeited, all shares issued under a performance vested stock award would be considered outstanding for dividend, voting and other purposes.

Under the 05 Plan the exercise price of non-qualified stock options granted is to be no less than 100% of the fair market value of the Company's common stock on the date the option is granted. The exercise price of incentive stock options granted is to be no less than 100% of the fair market value of the Company's common stock on the date the option is granted provided, however, that if the recipient of the incentive stock option owns greater than 10% of the voting power of all shares of the Company's capital stock then the exercise price will be no less than 110% of the fair market value of the Company's common stock on the date the option is granted. The purchase price of the performance-vested stock issued under the 05 Plan shall also not be less than 100% of the fair market value of the Company's common stock on the date the performance-vested stock is granted. As of December 31, 2006, options to purchase 1,309,090 shares of common stock were outstanding, awards of 1,000,000 shares of restricted common stock had been granted and 1,190,910 remained available for issuance.

Employee Stock Purchase Plan. In February 2000, the Employee Stock Purchase Plan (the "ESPP") was adopted by the board and approved by the stockholders in June 2000. The ESPP provides for the purchase of shares of the Company's common stock by eligible employees, including officers, at semi-annual intervals through payroll deductions. No participant may purchase more than $25,000 worth of common stock under the ESPP in one calendar year or more than 2,000 shares on any purchase date. Purchase rights may not be granted to an employee who immediately after the grant would own or hold options or other rights to purchase stock and cumulatively possess 5% or more of the total combined voting power or value of common stock of the Company.

Pursuant to the terms of the ESPP, shares of common stock are offered through a series of successive offering periods, each with a maximum duration of six months beginning on the first business day of February and August each year. The purchase price of the common stock purchased under the ESPP is equal to 85% of the lower of the fair market value of such shares on the start date of an offering period or the fair market value of such shares on the last day of such offering period. As of December 31, 2006, the ESPP is authorized to offer for sale to participating employees 300,000 shares of common stock, of which, 256,270 shares have been purchased and 43,730 are available for future purchase.

During 2006 stock-based compensation expense related to the stock purchased through the ESPP aggregated approximately $5,600, of which $400 was charged to cost of sales, $400 to sales and marketing expenses, $2,300 to general and administrative expenses and $2,500 to research and development expenses.

A summary of the status of the Company's stock option plans as of December 31, 2006 and 2005, and changes during the years then ended is presented in the following table:

                                                        2006                                  2005
                                         ----------------------------------     ----------------------------------
                                                           Weighted Average                       Weighted Average
   Options Outstanding                      Shares          Exercise Price         Shares          Exercise Price
   ---------------------------------     -------------     ----------------     -------------     ----------------
   Beginning                               5,716,268            $ 0.53            2,965,268            $ 0.56
   Granted (1)                             1,385,000            $ 0.21            2,751,000            $ 0.50
   Exercised                                       -                 -                    -                 -
   Forfeited                                (224,655)           $ 0.37                    -                 -
                                         -------------                          -------------
   Ending                                  6,876,613            $ 0.45            5,716,268            $ 0.53
                                         =============                          =============
   Exercisable at year-end                 6,876,613            $ 0.45            5,716,268            $ 0.53
                                         =============                          =============
   Weighted average fair value of
   options granted during the period                            $ 0.18                                 $ 0.29

        (1) Does not include 1,000,000 shares of restricted common stock awarded during
            2006. All such shares are considered outstanding as of their award date for voting and other purposes. The weighted average award date fair value of the restricted common stock awards was $0.16 and such value is excluded from the weighted average exercise price and weighted average fair value of options granted in the preceding table. No restricted common stock awards were outstanding as of December 31, 2005 and no such awards were cancelled during the year then ended.

The following table summarizes information about stock options outstanding as of December 31, 2006:

                                           Options Outstanding                                      Options Exercisable
                      ----------------------------------------------------------------   -------------------------------------
                                                                          Weighted
      Range of        Number Outstanding   Weighted Average Remaining      Average       Number Exercisable   Weighted Average
    Exercise Price       at 12/31/06           Contractual Life         Exercise Price       at 12/31/06      Exercise Price
   ----------------   ------------------   --------------------------   --------------   ------------------   ----------------
   $ 0.01  -  0.18         1,317,500              6.86   Yrs.              $  0.14            1,317,500            $  0.14
   $ 0.19  -  0.34         1,799,094              8.24   Yrs.              $  0.26            1,799,094            $  0.26
   $ 0.35  -  0.41           558,926              4.07   Yrs.              $  0.40              558,926            $  0.40
   $ 0.42  -  0.43         1,285,848              8.07   Yrs.              $  0.43            1,285,848            $  0.43
   $ 0.44  -  0.54         1,250,000              8.09   Yrs.              $  0.48            1,250,000            $  0.48
   $ 0.55  -  7.31           665,245              5.88   Yrs.              $  1.60              665,245            $  1.60
                      ------------------                                                 ------------------
                           6,876,613              7.35   Yrs.              $  0.45            6,876,613            $  0.45
                      ==================                                                 ==================

As of December 31, 2006 there were 1,000,000 restricted common stock awards outstanding. The weighted average grant date fair value of the restricted common stock awards was $0.16 and the weighted average remaining contractual term was approximately 1.5 years.

9. Income Taxes.

The components of the provision for income taxes consisted of the following:

                 For the Year Ended
                    December 31,
               -----------------------
                  2006          2005
   Current     ---------     ---------
   Federal     $       -     $  10,300
   State               -         7,900
   Foreign         4,300             -
               ---------     ---------
                   4,300        18,200
               ---------     ---------


                                      F-18

   Deferred
   Federal             -             -
   State               -             -
   Foreign             -             -
               ---------     ---------
                       -             -
               ---------     ---------
   Total       $   4,300     $  18,200
               =========     =========

The following summarizes the differences between income tax expense and the amount computed applying the federal income tax rate of 34%:

                                                     Year Ended December 31,
                                                  -----------------------------
                                                      2006             2005
                                                  ------------     ------------
   Federal income tax at statutory rate           $ (1,027,900)    $   (383,900)
   State income taxes, net of federal benefit                -          (65,500)
   Tax benefit not currently recognizable              871,900          449,400
   Stock-based compensation expense                    152,500                -
   Other                                                 7,800           18,200
                                                  ------------     ------------
   Provision for income tax                       $      4,300     $     18,200
                                                  ============     ============

Deferred income taxes and benefits result from temporary timing differences in the recognition of certain expense and income items for tax and financial reporting purposes, as follows:

                                                 December 31,
                                        -----------------------------
                                            2006             2005
                                        ------------     ------------
   Net operating loss carryforwards     $ 15,053,000     $ 14,988,000
   Tax credit carryforwards                  918,000          806,000
   Capitalized software                       (2,000)         (32,000)
   Depreciation and amortization             910,000          717,000
   Basis difference                       (1,452,000)      (1,808,000)
   Reserves and other                      1,189,000          782,000
                                        ------------     ------------
   Total deferred tax asset               16,616,000       15,453,000
   Valuation allowance                   (16,616,000)     (15,453,000)
                                        ------------     ------------
   Net deferred tax asset               $          -     $          -
                                        ============     ============

For financial reporting purposes, the Company has incurred a loss in each year since inception. Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets at December 31, 2006 and 2005. The net change in valuation allowance was $1,163,000 and $(1,246,000) for the years ended December 31, 2006 and 2005, respectively.

At December 31, 2006, the Company had approximately $42 million of federal net operating loss carryforwards and approximately $14 million of California state net operating loss carryforwards available to reduce future taxable income, each of which will expire at various times beginning in 2010 and ending in 2026.

In 1998, the Company experienced a "change of ownership" as that term is defined by the provisions of the Tax Reform Act of 1986. As such, utilization of the Company's net operating loss carryforwards through 1998 will be limited to $400,000 per year until such carryforwards are fully utilized or expire.

10. Concentration of Credit Risk.

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents, trade receivables and notes receivable. The Company places cash and cash equivalents with high quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. As of December 31, 2006, the Company had approximately $2,798,600 of cash and cash equivalents with financial institutions, in excess of FDIC insurance limits.

For the year ended December 31, 2006, approximately 80.2% of the Company's total sales were made to 35 customers. The three largest of these customers accounted for approximately 20.1%, 16.2% and 9.3%, respectively, of total sales. These three customers' December 31, 2006 year-end accounts receivable balances represented approximately 48.5%, 0.0%, and 7.0% of reported net accounts receivable and included a significant sale made to the Company's largest customer during the last few days of December 2006.

For the year ended December 31, 2005, approximately 82.8% of the Company's total sales were made to 26 customers. The three largest of these customers accounted for approximately 16.8%, 16.0% and 11.5%, respectively, of total sales. These three customers' December 31, 2005 year-end accounts receivable balances represented approximately 0.0%, 11.6%, and 6.0% of reported net accounts receivable.

The Company performs credit evaluations of customers' financial condition whenever necessary, and generally does not require cash collateral or other security to support customer receivables.

Approximately 3,330,207 shares of the Company's common stock collateralized the note receivable - shareholder (see Note 7), as of December 31, 2006, which bears interest at 3.62% per annum and matures in 2009. The Company reviews the collectibility of the note on a regular basis.

11.  Commitments and Contingencies.

Operating Leases. The Company currently occupies approximately 1,862 square feet of office space in Santa Cruz, California. The office space is rented pursuant to a three-year operating lease, which became effective August 1, 2005. Rent on the Santa Cruz facility will average approximately $3,600 per month over the term of the lease, which is inclusive of a pro rata share of utilities, facilities maintenance and other costs. The Company has the option to renew the lease for one three-year term upon its expiration and can exercise this option by giving written notice to the landlord not later than 180 days prior to the expiration of the initial lease term.

During September 2006, the Company renewed the lease for its office space in Concord, New Hampshire, for a three-year term, which is cancelable upon 180-days written notice. Additionally, the Company increased the space it is renting by approximately 2030 square feet, to 5,560 square feet, from 3,530 square feet. Rent on the Concord facility will approximate $8,400 per month throughout the duration of the lease renewal.

During 2006 the Company occupied approximately 800 square feet of office space in Rolling Hills Estates, California, under a one-year lease that expired during February 2007. Upon its expiration, the Company negotiated a month-to-month lease, which commenced in March 2007, for the same premises with the landlord. Under the terms of the lease, monthly rental payments are approximately $1,400.

The Company has also been renting approximately 250 square feet of office space in Berkshire, England, United Kingdom under a lease that runs through March 2007. This lease will automatically renew for an additional six-month period that will commence in April 2007. Rent on this office, which can fluctuate depending on exchange rates, is approximately $400 per month.

In August 2006 the Company entered into a two-year lease for approximately 1,370 square feet of office space in Tel Aviv, Israel. Monthly rent on this office is approximately $2,800, which rate is subject to fluctuation, depending on exchange rates. The Company has an option to extend this lease for one additional year.

Future minimum lease payments, which may fluctuate depending on movements in exchange rates, under all leases in effect as of December 31, 2006 that have remaining minimum lease terms of at least one year, assuming the Company will occupy the respective lease's facilities throughout the remainder of each lease, are as follows:

    Year ending December 31,
    2007                           $  175,300
    2008                           $  142,400
    2009                           $   70,900
    2010 and thereafter            $        -

Rent expense aggregated approximately $154,100 and $123,100 for the years ended December 31, 2006 and 2005, respectively.

Commitments. As a condition of the 2004 private placement, the Company entered into an Investment Advisory Agreement with Orin Hirschman, a significant stockholder of the Company. Pursuant to this agreement, in the event that the Company completes a transaction with a third party introduced to the Company by Mr. Hirschman, the Company shall pay to Mr. Hirschman 5% of the value of that transaction. The agreement, as amended, expires on January 29, 2008.

Contingencies. Under its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and certain agreements with officers and directors, the Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director's serving in such capacity. Generally, the term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is limited as the Company currently has a directors and officers liability insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of December 31, 2006.

The Company enters into indemnification provisions under (i) its agreements with other companies in its ordinary course of business, including contractors and customers and (ii) its agreements with investors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company's activities or, in some cases, as a result of the indemnified party's activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by the Company with regard to intellectual property rights, and often survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2006.

The Company's software license agreements also generally include a performance guarantee that the Company's software products will substantially operate as described in the applicable program documentation for a period of 90 days after delivery. The Company also generally warrants that services that the Company performs will be provided in a manner consistent with reasonably applicable industry standards. To date, the Company has not incurred any material costs associated with these warranties.

12.  Employee 401(k) Plan.

In December 1998, the Company adopted a 401(k) Plan (the Plan) to provide retirement benefits for employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Employees may contribute up to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. In addition, the Company may make discretionary/matching contributions. During 2006 and 2005, the Company contributed a total of approximately $38,600 and $21,500, to the Plan, respectively.

13. Supplemental Disclosure of Cash Flow Information.

The following is supplemental disclosure for the statements of cash flows.

                       Year Ended December 31,
                       -----------------------
                          2006          2005
                       ---------     ---------
   Cash paid:
   Income taxes        $       -     $       -
   Interest            $       -     $   2,700

In conjunction with its acquisition of Network Engineering Software (See Note
2), the Company issued 9,599,993 shares of its common stock, with a value of $3,916,800. Additionally, the Company issued 24,630 shares of its Series A preferred stock to AIGH as a credit against its purchase of 30,368 shares of Series A preferred stock in the 2005 private placement (See Note 2). Further, pursuant to an agreement, dated December 16, 2003, with Griffin, placement agent for the 2004 private placement, the Company issued Griffin five-year warrants to purchase 14,815 shares of Series A preferred stock at an exercise price of $27.00 per share and five-year warrants to purchase 7,407 shares of Series B preferred stock at an exercise price of $40.00 per share as a finder's fee in respect of the 2005 private placement.

Upon the Company's stockholders approving the amendment to the Company's certificate of incorporation (See Note 2), the warrants issued to Griffin were converted into warrants to purchase common stock. The warrants to purchase 14,815 shares of Series A preferred stock were converted into warrants to purchase 1,481,500 shares of common stock at an exercise price of $0.27 per share and the warrants to purchase 7,407 shares or Series B preferred stock were converted into warrants to purchase 740,700 shares of common stock at an exercise price of $0.40 per share. The value of the warrants issued to Griffin was determined using the Black-Scholes method, with the following assumptions: dividend yield of 0, expected volatility of 60%, risk-free interest rate of 1.5% and expected life of 5 years.

14.  Litigation

On November 23, 2005, the Company initiated a proceeding against AutoTrader.com in United States District Court in the Eastern District of Texas, alleging that Autotrader.com was infringing two of the Company's patents, namely Nos. 6,324,538 and 6,850,940 (the "538" and "940" patents, respectively), which protect the Company's unique method of maintaining an automated and network accessible database, on its AutoTrader.com website. The Company seeks preliminary and permanent injunctive relief along with unspecified damages and fees. Autotrader.com filed its Answer and Counterclaim on January 17, 2006 seeking a declaratory judgment that it does not infringe the 538 and 940 patents and that both patents are invalid.

On March 24, 2006, Autotrader.com filed a motion for summary judgment seeking to invalidate the 538 and 940 patents. On May 1, 2006 we filed a response in opposition to AutoTrader's motion. On August 8, 2006, AutoTrader's motion for summary judgment was denied.

15.  Loss Per Share

Potentially dilutive securities have been excluded from the computation of diluted loss per common share, as their effect is antidilutive. For the years ended December 31, 2006 and 2005, 20,325,817 and 19,022,157 shares, respectively, of common stock equivalents were excluded from the computation of diluted loss per common share since their effect would be antidilutive.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise.

The Registrant's Bylaws provide that any person made a party to an action by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Registrant shall be indemnified by the Registrant against the reasonable expenses, including attorneys fees, actually and necessarily incurred by him in connection with the defense of such action or in connection with an appeal therein, to the fullest extent permitted by the General Corporation Law or any successor thereto.

The Registrant's Bylaws provide that any person made or threatened to be made a party to an action or proceeding other than one by or in the right of the Registrant to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the Registrant served in any capacity at the request of the Registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the Registrant, or served such other corporation in any capacity, shall be indemnified by the Registrant against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant and, in criminal actions or proceedings, in which he had no reasonable cause to believe that his conduct was unlawful.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

Item 25.   Other Expenses of Issuance and Distribution

      The following table sets forth various expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

Filing Fee............................. $   1,454
Legal Fees and Expenses................    40,000 *
Accounting Fees and Expenses...........    55,000 *
Printing Expenses......................     2,000
Miscellaneous Expenses.................     5,546
                                        ---------
   Total............................... $ 104,000
                                        =========
*     Estimated

Item 26.   Recent Sales of Unregistered Securities

Since August 1, 2003, the Registrant has issued the following securities that were not registered under the Securities Act of 1933:

On January 31, 2005, the Registrant acquired Network Engineering Software, Inc.
(NES) in exchange for 9,599,993 shares of common stock, the assumption of approximately $232,800 of NES' indebtedness and the reimbursement to AIGH, an affiliate of a principal shareholder (Orin Hirschman), of $665,000 for its advance on behalf of the Registrant of a like sum in December 2004 to settle certain third party litigation against NES. The advance was reimbursed through a partial credit against the price of the Registrant's securities acquired by AIGH in the 2005 private placement.

Of such 9,599,993 shares, 4,963,158 were issued to NES' majority shareholder, an aggregate 2,474,335 shares were issued to NES' nine other shareholders and an aggregate 2,162,500 shares to two of NES' remaining creditors. The securities were not registered under the Securities Act of 1933 because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

On February 2, 2005, the Registrant issued in a private placement for $4,000,000, 148,148 shares of newly authorized Series A preferred stock at a price of $27.00 per share and five-year warrants to acquire 74,070 shares of newly authorized Series B preferred stock at an exercise price of $40.00 per share (the 2005 private placement). After payment of fees, expenses and other consideration related to the NES Acquisition and the 2005 private placement, the Registrant derived net proceeds of approximately $2,067,700. Pursuant to an agreement dated December 16, 2003 with Griffin Securities Inc., placement agent for Registrant's 2004 private placement, the Registrant issued to Griffin Securities five-year warrants to purchase 14,815 shares of Series A preferred stock at an exercise price of $27.00 per share and five-year warrants to purchase 7,407 shares of Series B preferred stock at an exercise price of $40.00 per share as a finder's fee in respect of Registrant's 2005 private placement. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

On March 29, 2005, the Registrant's stockholders approved an amendment to the Registrant's certificate of incorporation increasing the Registrant's authorized but unissued common stock from 45,000,000 to 195,000,000 shares. Upon the effectiveness of the certificate of amendment to the Registrant's certificate of incorporation implementing this increase, each share of Series A preferred stock was automatically converted into 100 shares of our common stock and each warrant was automatically converted into a warrant to purchase that number of shares of common stock equal to the number of shares of preferred stock subject to the warrant multiplied by 100. As a result, upon the effectiveness of the certificate of amendment, all outstanding shares of Series A Preferred Stock (148,148 shares) were converted into 14,814,800 shares of our common stock. In addition, upon the effectiveness of the certificate of amendment, all outstanding warrants to purchase shares of Series A preferred stock (14,815 shares) and Series B preferred stock (81,477 shares) were converted into five-year warrants to purchase 1,481,500 shares of our common stock at an exercise price of $0.27 per share and five-year warrants to purchase 8,147,700 shares of our common stock at an exercise price of $0.40 per share, respectively.

On January 29, 2004, the Registrant completed a private placement of its securities raising $1,150,000 in gross proceeds. A total of 5,000,000 shares were sold to accredited investors at a price of $0.23 per share. The Registrant also issued warrants to these accredited investors to purchase up to 2,500,000 shares at $0.33 per share on or before January 29, 2009. Griffin Securities, Inc., who acted as a placement agent with respect to the placement, and its affiliates, received as a placement agent's fee warrants to purchase an aggregate of 500,000 shares of common stock at $0.23 per share on or before January 29, 2009 and warrants to purchase an aggregate of 250,000 shares of common stock at $0.33 per share on or before January 29, 2009. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

During the three years ended March 31, 2007, the Registrant issued options to purchase 6,769,187 shares of its common stock, at exercise prices ranging from $0.15 to $0.92 per share, and awarded 1,000,000 shares of restricted common stock with a fair market value of $0.16 to various employees and directors pursuant to its various employee benefit plans. The granting of such stock options and awarding of such restricted stock to the employees and directors was not registered under the Securities Act of 1933 because the stock options and restricted stock either did not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act of 1933, in reliance on the fact that the stock options and restricted stock were granted for no consideration, or were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

Item 27.   Exhibits

The following is a list of Exhibits filed herewith as part of the registration statement:

Exhibit
Number  Description of Exhibit
3.1 Amended and Restated Certificate of Incorporation of Registrant, as amended (1)
3.2     Amended and Restated Bylaws of Registrant (2)
4.1     Form of certificate evidencing shares of common stock of Registrant (3)
4.3     Form of Warrant issued by Registrant on January 29, 2004 (4)
4.4     Form of Warrant issued by Registrant on February 2, 2005 (5)
4.5 Investors Rights Agreement, dated January 29, 2004, by and among Registrant and the investors named therein (4)
4.6 Investors Rights Agreement, dated February 2, 2005, by and among Registrant and the investors named therein (5)
5.1     Opinion of Sonnenschein Nath & Rosenthal LLP *
10.1    1996 Stock Option Plan of Registrant (3)
10.2    1998 Stock Option/Stock Issuance Plan of Registrant (6)
10.3    Supplemental Stock Option Agreement, dated as of June 23, 2000 (6)
10.4    Employee Stock Purchase Plan of Registrant (6)
10.5 Lease Agreement between Registrant and Central United Life Insurance, dated as of October 24, 2003 (4)
10.6 Amendment to Lease Agreement between Registrant and Central United Life Insurance, dated as of September 15, 2006 (1)
10.7 Financial Advisory Agreement, dated January 29, 2004, by and between Registrant and Orin Hirschman (7)
10.8 Amendment to Financial Advisory Agreement, dated February 2, 2005, by and between Registrant and Orin Hirschman (5)
10.9 Holder Agreement, dated January 31, 2005, by and between Registrant and the holders named therein (5)
10.10 Non-recourse Secured Promissory Note, dated October 6, 2004, by and between Registrant and Ralph Wesinger (7)
10.11 Stock Pledge Agreement, dated October 6, 2004, by and between Registrant and Ralph Wesinger (7)
10.12 Agreement, dated December 16, 2003, by and between Registrant and Griffin Securities, Inc. (7)
10.13   2005 Equity Incentive Plan (8)
10.14 Stock Option Agreement, dated February 1, 2005 by and between Registrant and Ralph Wesinger (9)
10.15 Stock Option Agreement, dated January 29, 2005 by and between Registrant and Gary Green (9)
10.16 Employment Agreement, dated February 11, 2000, by and between Registrant and William Swain (10)
14.1    Code of Ethics (4)
16.1 Letter from BDO Seidman, LLP, dated February 10, 2005 regarding change in certifying accountant (11)
21.1    Subsidiaries of Registrant (1)
23.1    Consent of Macias Gini & O'Connell LLP
23.2    Consent of  Sonnenschein  Nath & Rosenthal LLP (contained in
        Exhibit 5.1) *
24.1    Power of Attorney *

* Previously filed as an exhibit to this Registration Statement

(1) Filed on April 2, 2007 as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2006, and incorporated herein by reference
(2) Filed on June 4, 1999 as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 (File No.333-76333), and incorporated herein by reference
(3) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-11165), and incorporated herein by reference
(4) Filed on March 30, 2004 as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference
(5) Filed on February 4, 2005 as an exhibit to the Registrant's Current Report on Form 8-K, dated January 31, 2005, and incorporated herein by reference
(6) Filed on June 23, 2000 as an exhibit to the Registrant's Registration Statement on Form S-8 (File No. 333-40174) and incorporated herein by reference
(7) Filed on April 15, 2005 as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated herein by reference
(8) Filed on November 25, 2005 as an exhibit to the Registrant's definitive Proxy Statement for the Registrant's 2005 Annual Meeting, and incorporated herein by reference
(9) Filed on April 17, 2006 as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2005, and incorporated herein by reference
(10) Filed on February 6, 2007 as an exhibit to Post-Effective Amendment No. 4 to the Registrant's Registration Statement to Form S-1 on Form SB-2 (File No. 333-124791), and incorporated herein by reference
(11) Filed on February 14, 2005 as an exhibit to the Registrant's Current Report on Form 8-K, dated February 9, 2005, and incorporated herein by reference

Item 28.   Undertakings

The undersigned registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

   (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

   (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(4) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant as described in Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Prospectus and authorized this registration statement to be signed on its behalf by the undersigned in the City of Santa Cruz, State of California, on the 12th day of April, 2007.

                                       GRAPHON CORPORATION

                                       By: /s/ William Swain
                                          ------------------------------------
                                          William Swain
                                          Secretary and Chief Financial Officer

                                ---------------

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                  TITLE                             DATE
---------                  -----                             ----

                           Chairman and Chief Executive
*                          Officer (Principal Executive      April 12, 2007
---------------------      Officer)
Robert Dilworth


                           Secretary and Chief Financial
/s/ William Swain          Officer (Principal Financial      April 12, 2007
-------------------------- and Accounting Officer)
William Swain


*                          Director                          April 12, 2007
---------------------
August P. Klein


*                          Director                          April 12, 2007
---------------------
Michael Volker


*                          Director                          April 12, 2007
---------------------
Gordon Watson



* William Swain, pursuant to Powers of Attorney (executed by each of the officers and directors listed above), by signing his name hereto does hereby sign and execute this Post-Effective Amendment to the Registration Statement on behalf of each of the persons referenced above.

Date: April 12, 2007                      /s/ William Swain
                                          ------------------------------
                                          William Swain

                                  EXHIBIT INDEX

Exhibit
Number  Description of Exhibit
3.1 Amended and Restated Certificate of Incorporation of Registrant, as amended (1)
3.2     Amended and Restated Bylaws of Registrant (2)
4.1     Form of certificate evidencing shares of common stock of Registrant (3)
4.3     Form of Warrant issued by Registrant on January 29, 2004 (4)
4.4     Form of Warrant issued by Registrant on February 2, 2005 (5)
4.5 Investors Rights Agreement, dated January 29, 2004, by and among Registrant and the investors named therein (4)
4.6 Investors Rights Agreement, dated February 2, 2005, by and among Registrant and the investors named therein (5)
5.1     Opinion of Sonnenschein Nath & Rosenthal LLP *
10.1    1996 Stock Option Plan of Registrant (3)
10.2    1998 Stock Option/Stock Issuance Plan of Registrant (6)
10.3    Supplemental Stock Option Agreement, dated as of June 23, 2000 (6)
10.4    Employee Stock Purchase Plan of Registrant (6)
10.5 Lease Agreement between Registrant and Central United Life Insurance, dated as of October 24, 2003 (4)
10.6 Amendment to Lease Agreement between Registrant and Central United Life Insurance, dated as of September 15, 2006 (1)
10.7 Financial Advisory Agreement, dated January 29, 2004, by and between Registrant and Orin Hirschman (7)
10.8 Amendment to Financial Advisory Agreement, dated February 2, 2005, by and between Registrant and Orin Hirschman (5)
10.9 Holder Agreement, dated January 31, 2005, by and between Registrant and the holders named therein (5)
10.10 Non-recourse Secured Promissory Note, dated October 6, 2004, by and between Registrant and Ralph Wesinger (7)
10.11 Stock Pledge Agreement, dated October 6, 2004, by and between Registrant and Ralph Wesinger (7)
10.12 Agreement, dated December 16, 2003, by and between Registrant and Griffin Securities, Inc. (7)
10.13   2005 Equity Incentive Plan (8)
10.14 Stock Option Agreement, dated February 1, 2005 by and between Registrant and Ralph Wesinger (9)
10.15 Stock Option Agreement, dated January 29, 2005 by and between Registrant and Gary Green (9)
10.16 Employment Agreement, dated February 11, 2000, by and between Registrant and William Swain (10)
14.1    Code of Ethics (4)
16.1 Letter from BDO Seidman, LLP, dated February 10, 2005 regarding change in certifying accountant (11)
21.1    Subsidiaries of Registrant (1)
23.1    Consent of Macias Gini & O'Connell LLP
23.2    Consent of  Sonnenschein  Nath & Rosenthal LLP (contained in
        Exhibit 5.1) *
24.1    Power of Attorney *

* Previously filed as an exhibit to this Registration Statement

(1) Filed on April 2, 2007 as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2006, and incorporated herein by reference
(2) Filed on June 4, 1999 as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 (File No.333-76333), and incorporated herein by reference
(3) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-11165), and incorporated herein by reference
(4) Filed on March 30, 2004 as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference
(5) Filed on February 4, 2005 as an exhibit to the Registrant's Current Report on Form 8-K, dated January 31, 2005, and incorporated herein by reference
(6) Filed on June 23, 2000 as an exhibit to the Registrant's Registration Statement on Form S-8 (File No. 333-40174) and incorporated herein by reference

(7) Filed on April 15, 2005 as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated herein by reference
(8) Filed on November 25, 2005 as an exhibit to the Registrant's definitive Proxy Statement for the Registrant's 2005 Annual Meeting, and incorporated herein by reference
(9) Filed on April 17, 2006 as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2005, and incorporated herein by reference
(10) Filed on February 6, 2007 as an exhibit to Post-Effective Amendment No. 4 to the Registrant's Registration Statement to Form S-1 on Form SB-2 (File No. 333-124791), and incorporated herein by reference
(11) Filed on February 14, 2005 as an exhibit to the Registrant's Current Report on Form 8-K, dated February 9, 2005, and incorporated herein by reference